Exhibit 10.11

LOAN AND SECURITY AGREEMENT

Dated as of June 23, 2015

G&M OPCO LLC,

as Borrower,

BANK OF AMERICA, N.A.,

as Lender

i

	5.8	ACCOUNT STATED	29

	5.9	TAXES	29

6.	CONDITIONS PRECEDENT		30

	6.1	CONDITIONS PRECEDENT TO INITIAL LOANS	30

	6.2	CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS	30

7.	COLLATERAL		31

	7.1	GRANT OF SECURITY INTEREST	31

	7.2	LIEN ON DEPOSIT ACCOUNTS; CASH COLLATERAL	31

	7.3	[RESERVED]	32

	7.4	OTHER COLLATERAL	32

	7.5	LIMITATIONS	34

	7.6	FURTHER ASSURANCES; EXTENT OF LIENS	34

8.	REPRESENTATIONS AND WARRANTIES		34

	8.1	GENERAL REPRESENTATIONS AND WARRANTIES	34

	8.2	COMPLETE DISCLOSURE	38

9.	COVENANTS AND CONTINUING AGREEMENTS		38

	9.1	AFFIRMATIVE COVENANTS	38

	9.2	NEGATIVE COVENANTS	41

	9.3	FINANCIAL COVENANTS	46

10.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT		46

	10.1	EVENTS OF DEFAULT	46

	10.2	REMEDIES UPON DEFAULT	48

	10.3	LICENSE	48

	10.4	SETOFF	48

	10.5	REMEDIES CUMULATIVE; NO WAIVER	49

11.	MISCELLANEOUS		49

	11.1	AMENDMENTS AND WAIVERS	49

	11.2	POWER OF ATTORNEY	50

	11.3	INDEMNITY	50

	11.4	NOTICES AND COMMUNICATIONS	50

	11.5	PERFORMANCE OF OBLIGORS’ OBLIGATIONS	51

	11.6	CREDIT INQUIRIES	51

	11.7	SEVERABILITY	51

	11.8	CUMULATIVE EFFECT; CONFLICT OF TERMS	51

	11.9	COUNTERPARTS; EXECUTION	51

	11.10	ENTIRE AGREEMENT	51

	11.11	NO CONTROL; NO ADVISORY OR FIDUCIARY RESPONSIBILITY	51

	11.12	CONFIDENTIALITY	52

	11.13	[RESERVED]	52

	11.14	GOVERNING LAW	52

	11.15	CONSENT TO FORUM	52

	11.16	WAIVERS BY OBLIGORS	53

	11.17	PATRIOT ACT NOTICE	53

	11.18	INTERCREDITOR AGREEMENT	53

	11.19	NO ORAL AGREEMENT	53

12.	GUARANTY		53

	12.1	UNCONDITIONAL GUARANTY	53

	12.2	COVERED TAXES	54

	12.3	WAIVERS OF NOTICE, DEMAND, ETC.	54

	12.4	NO INVALIDITY, IRREGULARITY, ETC.	54

	12.5	INDEPENDENT LIABILITY	54

	12.6	LIABILITY ABSOLUTE	54

	12.7	APPLICATION OF PROCEEDS	55

	12.8	CONTINUING EFFECTIVENESS	55

	12.9	ENFORCEMENT	56

	12.10	STATUTE OF LIMITATIONS	56

	12.11	INTEREST	57

	12.12	CURRENCY CONVERSION	57

	12.13	ACKNOWLEDGMENT	57

	12.14	CONTINUING EFFECTIVENESS	57

	12.15	RELEASE	57

LIST OF SCHEDULES

Schedule 8.1.4	Names and Capital Structure
Schedule 8.1.10	Brokerage Commission
Schedule 8.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.13	Environmental Matters
Schedule 8.1.14	Restrictive Agreements
Schedule 8.1.15	Litigation
Schedule 8.1.17	Pension Plans
Schedule 9.1.9	Deposit Accounts
Schedule 9.1.10	Business Locations
Schedule 9.2.2	Existing Liens
Schedule 9.2.17	Existing Affiliate Transactions

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Conditions Precedent
Exhibit C	Fees
Exhibit D	Financial Reporting
Exhibit E	Collateral Reporting
Exhibit F	Post Closing

THIS AGREEMENT AND ANY LIEN CREATED HEREIN IS SUBJECT TO THE LIEN PRIORITY AND OTHER PROVISIONS SET FORTH IN THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF JUNE 23, 2015 BY AND BETWEEN BANK OF AMERICA, N.A. AS ABL AGENT (AS DEFINED THEREIN) FOR THE ABL CREDITORS (AS DEFINED THEREIN) AND MONROE CAPITAL MANAGEMENT ADVISORS, LLC, AS TERM AGENT (AS DEFINED THEREIN) FOR THE TERM CREDITORS (AS DEFINED THEREIN) AND ACKNOWLEDGED BY THE BORROWER AND THE OBLIGORS NAMED THEREIN, AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of June 23, 2015, among G&M OPCO LLC, a Delaware limited liability company (“Borrower”), the undersigned Obligors (as defined below) and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns and including any Lending Office, “Lender”).

R E C I T A L S:

Borrower has requested that Lender provide a credit facility to Borrower to finance its business. Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

Accelerated Reporting Trigger Period: the period (a) commencing on the day that Availability is less than $3,750,000; and (b) continuing until Availability has been greater than $3,750,000 for 30 consecutive days.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Acquired Indebtedness: Indebtedness of a Person whose assets or Equity Interests are acquired by Borrower in a Permitted Acquisition; provided, that such Indebtedness (a) is unsecured, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

Acquisition: means the acquisition of substantially all of the assets of Target by Borrower on the Closing Date pursuant to the Acquisition Documents.

Acquisition Agreement: means that certain Asset Purchase Agreement, to be effective as of the Closing Date, among Borrower, Parent, and each of the sellers described therein, together with all exhibits, schedules and annexes thereto.

Acquisition Documents: means collectively, the Acquisition Agreement and each other document, instrument, certificate and agreement executed and delivered in connection therewith.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

AG SPV: AG Holdco (SPV) LLC.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the Leverage Ratio as of the end of the most recently ended Fiscal Quarter:

Level	Leverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	< 2.75:1.00	0.75%	1.50%
II	≥ 2.75:1.00 but ≤ 3.75:1.00	1.00%	1.75%
III	> 3.75:1.00	1.25%	2.00%

Provided that, (i) until January 1, 2016, the initial Applicable Margin shall be determined as if Level II were applicable until such time as the Applicable Margin shall change pursuant to clause (ii) below and (ii) thereafter, the Applicable Margin shall be subject to increase or decrease by Lender on the first day of the calendar month following delivery of a Compliance Certificate that sets forth the Leverage Ratio for the immediately preceding Fiscal Quarter. If Borrower fails to deliver any Compliance Certificate or financial statements, in each case, for a period when required hereunder, then, at the option of Lender, Applicable Margin shall be determined as if Level III were applicable until the first day of the calendar month following Lender’s receipt of such Compliance Certificate and financial statements, at which time the Applicable Margin shall be determined as provided above.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities; provided that (i) no Person determined by Lender to be acting in the capacity of a vulture fund or distressed debt purchaser shall be an Approved Fund, (ii) no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Term Debt, Subordinated Debt or Equity Interests issued by any Obligor shall be an Approved Fund, and (iii) no Person that constitutes a hedge fund shall be an Approved Fund; provided further, however, that at any time an Event of Default has occurred and is then continuing clauses (i) and (iii) shall not apply.

Artisan Company Agreement: the Company Agreement of Artisan SG, LLC d/b/a The Artisan Group, LLC, a Texas limited liability company, dated as of September 30, 2007, as the same may be amended, restated, supplemented or modified from time to time in accordance with this Agreement.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the Dilution Reserve; (e) the aggregate amount of liabilities secured by Liens (other than Liens imposed by law only that are not past due and owing) upon Collateral that are senior to Lender’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (f) such additional reserves, in such amounts and with respect to such matters, as Lender in its Permitted Discretion may elect to impose from time to time. To the extent Lender has determined, in its Permitted Discretion, to establish new criteria or revise criteria for Eligible Accounts, Eligible Inventory, Eligible Consigned Inventory, Eligible In-Transit Inventory, and Eligible Slow-Moving Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Lender in its Permitted Discretion, Lender shall not establish an Availability Reserve, reduce the advance rate or otherwise decrease the Borrowing Base in any manner for the same purpose.

Bank Product: any of the following products, services or facilities extended to an Obligor by Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services and corporate purchasing cards; and (d) other banking products or services, other than Letters of Credit.

Bank Product Debt: Debt, obligations and other liabilities of an Obligor with respect to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Lender from time to time in its Permitted Discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 2.0%, without giving effect to any minimum floor rate (if any) specified in the definition of LIBOR.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor; (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to the lesser of: (a) the Revolver Commitment; or (b) the sum of: (i) up to 85% of the Value of Eligible Accounts; plus (ii) the lesser of (x) 65% of the Value of Eligible Inventory; or (y) 85% of the result of the NOLV Percentage times the Value of Eligible Inventory; plus (iii) the lesser of (x) 65% of the Value of Eligible Consigned Inventory; or (y) 85% of the result of the NOLV Percentage times the Value of Eligible Consigned Inventory; plus (iv) the lesser of (x) 65% of the Value of Eligible In-Transit Inventory; or (y) 85% of the result of the NOLV Percentage times the Value of Eligible In-Transit Inventory; plus (v) the least of (x) 65% of the Value of Eligible Slow-Moving Inventory; (y) 85% of the result of the NOLV Percentage times the Value of Eligible Slow-Moving Inventory; or (z) $500,000; minus (vi) the Availability Reserve (for the avoidance of doubt, determined by Lender in its Permitted Discretion).

Borrowing Base Certificate: a certificate reasonably satisfactory to Lender in all respects, by which Borrower certifies the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina, New York and Texas, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred or expenditures made by Borrower or its Subsidiaries for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account maintained with Lender and subject to Lender’s Liens.

Cash Collateralize: the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations; and (b) with respect to any inchoate or other contingent Obligations (including Obligations arising under Bank Products), Lender’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Borrower; (b) the Sponsors cease to collectively own and control, beneficially and of record, at least 51% of the voting and economic Equity Interests of Parent; (c) Borrower ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in AG SPV; (d) a change in the majority of directors of Borrower during any 24 month period, unless approved by the majority of directors serving at the beginning of such period; or (e) the sale or transfer of all or substantially all assets an Obligor.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto; (b) any action taken or omitted in connection with any Loan Documents; (c) the existence or perfection of any Liens, or realization upon any Collateral; (d) exercise of any rights or remedies under any Loan Documents or Applicable Law; or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations. For the avoidance of doubt, the Collateral shall not include any Equity Interests in Borrower.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Revolver Commitment pursuant to Section 2.1.3; or (c) the date on which the Revolver Commitment is terminated pursuant to Section 10.2.

Commitments: the Revolver Commitment.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate substantially in the form of Exhibit A, and satisfactory to Lender in all respects, by which Borrower certifies compliance with Section 9.3 and sets forth the Leverage Ratio for determination of the Applicable Margin.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consigned Inventory: shall mean Inventory of Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Controlled In-Transit Inventory Eligibility Event: the occurrence of any of the following: (a) an Event of Default or (b) the failure of the Borrower to maintain Availability of at least $1,500,000 at any time.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venture, unless expressly made non-recourse to such Person and only to the extent of the direct payment liability of such Person.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% per annum plus the interest rate otherwise applicable thereto.

Deposit Account Control Agreement: a control agreement satisfactory to Lender executed by an institution maintaining a Deposit Account for an Obligor, to perfect Lender’s Lien on such account.

Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a percentage of Eligible Accounts equal to the amount by which the Dilution Percent exceeds 5%.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrower at Lender or a bank acceptable to Lender, over which Lender has exclusive control for withdrawal purposes.

Dominion Termination Period: a period beginning on the earliest date (such date not earlier than the date in which Borrower maintains all lockbox arrangements with Lender as required by clause (c) of Exhibit F hereof) on which (i) Availability is greater than $3,750,000 for 30 consecutive days and (ii) no Event of Default exists; provided, any such period shall immediately and automatically cease during the continuance of an Event of Default or when Availability is less than $3,750,000.

EBITDA: determined for any period, on a consolidated basis for Borrower and Subsidiaries, the sum of, without duplication, (a) net income (excluding net income of any Target in a Permitted Acquisition for any period prior to the consummation of such Permitted Acquisition), calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up or write-down of assets, and any extraordinary gains or losses (in each case, to the extent included in determining net income), (b) without duplication and to the extent deducted in determining such net income, the one-time documented costs and expenses of Borrower incurred before August 31, 2015, in connection with the transactions contemplated by the Acquisition, this Agreement and the Term Debt, not to exceed $2,750,000 in the aggregate, (c) without duplication and to the extent deducted in determining such net income, one-time documented costs and expenses of Borrower incurred before June 30, 2016, in connection with the implementation of operational changes with respect to Borrower, not to exceed $1,200,000 in the aggregate, (d) management fees and expenses paid in cash to Sponsors or their Affiliates to the extent permitted by this Agreement and in an annual amount not to exceed $500,000, (e) pro forma adjustments identified in writing prior to the Closing Date and acceptable to Lender in its Permitted Discretion, (f) costs incurred before June 30, 2017 with respect to (i) the expansion of Borrower’s business or lines of business into California in an aggregate amount not to exceed $925,000 and (ii) the addition of two Greenfield branch locations in an aggregate amount not to exceed $250,000 per location; provided, that with respect to each location, all such costs associated with such location must be incurred within an 18 month period, and (g) expenses for such period that are covered by insurance or have been reimbursed to an Obligor in cash by a third party who is not an Affiliate of an Obligor to the extent such reimbursement is not already reflected in the calculation of net income; provided that with respect to amounts reimbursed pursuant to such Obligor’s business interruption insurance policies such amount shall not exceed $500,000 in the aggregate in any three month period.

Eligible Account: an Account owing to Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Lender, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor and its Affiliates are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor and its Affiliates, it exceeds 15% (“Concentration Limit”) of the aggregate Eligible Accounts (or such higher Concentration Limit as Lender may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (including any customer deposit) (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or any specially designated nationals list maintained by OFAC; or Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Lender) or credit insurance satisfactory in all respects to Lender; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Lender in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien (other than a Permitted Lien junior to Lender’s Lien or any other Lien for which an Availability Reserve is being maintained); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment term has been extended or the Account Debtor has made a partial payment (other than a partial payment of an Account that is the full payment of an invoice); (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days past the original invoice date will be excluded.

Eligible Assignee: a Person that is (a) an Affiliate of Lender; (b) an Approved Fund approved by Borrower (which approval shall not be unreasonably withheld or delayed; and (c) during an Event of Default, any Person.

Eligible Consigned Inventory: Consigned Inventory owned by Borrower that Lender, in its Permitted Discretion, deems to be Eligible Consigned Inventory. Without limiting the foregoing, no Inventory shall be Eligible Consigned Inventory unless (a) it meets all of the criteria set forth in the defined term “Eligible Inventory” except clause (b) thereof; (b) it is subject to a duly executed consigned inventory agreement between Borrower and such consignee, in form and scope satisfactory to Lender (“Consigned Inventory Agreement”), granting Borrower and its assigns a purchase money lien and security interest in all Consigned Inventory that is consigned by Borrower to such consignee, together with the cash and non-cash proceeds thereof; (c) Borrower has perfected its consignment interest in such Consigned Inventory and the cash and non-cash proceeds thereof by filing a financing statement naming itself as secured party and each Person(s) in possession of such Consigned Inventory as debtor (and naming Lender as assignee or assigned of record by Borrower), and delivering an authenticated notification (executed by, and in form and substance satisfactory to, Lender) within the time period required by, and otherwise meeting the requirements of, the applicable state’s UCC (or with respect to Consigned Inventory owned by the Borrower on the Closing Date, within the earlier of (i) the time period afforded by Exhibit F hereof and (ii) receipt by Lender of a recent lien search with respect to each consignee of Consigned Inventory) to the holders of any conflicting security interest that have filed a financing statement covering the same types of Inventory before the date that Borrower filed its aforementioned financing statement covering the Consigned Inventory and the cash and non-cash proceeds thereof; (d) Lender has received and reviewed to its satisfaction a recent lien search with respect to each consignee of such Consigned Inventory; and (e) the aggregate Value of all Consigned Inventory of Borrower included in the Borrowing Base (after giving effect to the applicable advance rate) on such date does not exceed $2,000,000.

Eligible Inventory: Inventory owned by Borrower that Lender, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not Slow-Moving Inventory, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods;

(e) meets all standards imposed by any Governmental Authority, has not been acquired from an entity subject to any Sanction or any specially designated nationals list maintained by OFAC and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Lender’s duly perfected, first priority Lien, and no other Lien (other than a Permitted Lien junior to Lender’s Lien or any other Lien for which an Availability Reserve is being maintained); (h) is within the continental United States or Canada, is not in transit except between locations of Borrower, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Lender’s right to dispose of such Inventory, unless Lender has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, customs broker, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or Imported Goods Agreement, as applicable, within the timeline afforded by Exhibit F hereof or, with respect to Eligible Inventory, an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report.

Eligible In-Transit Inventory: In-Transit Inventory owned by Borrower that meets all of the criteria set forth in the defined term Eligible Inventory except clauses (h) and (i) thereof, and that Lender, in its Permitted Discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is shipped by a common carrier that is not affiliated with the vendor and is not subject to any Sanction or on any specially designated nationals list maintained by OFAC; (b) is received by the Borrower within ninety (90) days after the date of shipment; (c) is fully insured in a manner satisfactory to Lender; (d) is subject to purchase orders and other sale documentation satisfactory to Lender (in its Permitted Discretion), and title has passed to Borrower; (e) is not sold by a Foreign Vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom Borrower is in default of any obligations; (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered an Imported Goods Agreement (within the timeline afforded by Exhibit F hereof); (g) the aggregate Value of all In-Transit Inventory of Borrower included in the Borrowing Base (after giving effect to the applicable advance rate) on such date does not exceed $2,000,000; and (h) following a Controlled In-Transit Eligibility Event, is subject to a negotiable Document showing Lender (or, with the consent of Lender, Borrower) as consignee, which Document is in the possession of Lender or such other Person as Lender shall approve.

Eligible Slow-Moving Inventory: Slow-Moving Inventory owned by Borrower that meets all of the criteria set forth in the defined term Eligible Inventory except clause (d) thereof, and that Lender, in its Permitted Discretion, deems to be Eligible Slow-Moving Inventory. Without limiting the foregoing, no Inventory shall be Eligible Slow-Moving Inventory unless (a) it is comprised of Slow-Moving Inventory of Borrower of not more than twenty-four (24) months’ supply of such type or category of Slow-Moving Inventory and (b) Borrower possesses sales data for Inventory of the same category and type for at least the preceding twelve (12) consecutive months.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).

Environmental Laws: Applicable Laws (including rules, regulations, ordinances and codes, together with administrative orders, licenses, authorizations and permits of any Governmental Authority) relating to public health (other than occupational safety and health regulated under OSHA, or public health and safety regulated by the U.S. Food and Drug Administration) or the protection or pollution of the environment, including CERCLA, RCRA and CWA; provided that, governmental guidelines are not considered to be Environmental Laws unless such governmental guidelines are legally binding.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

Event of Default: as defined in Section 10.

Excess Cash Flow: as defined in the Term Loan Agreement as in effect on the Closing Date.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor, and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Account: (i) a deposit account used exclusively used for payroll, payroll taxes or employee benefits, or (ii) a petty cash account containing not more than $50,000 individually at any time or $100,000 in the aggregate for all such petty cash accounts.

Excluded Tax: means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profit Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; and (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which; (i) such Lender acquires such interest in the Loan or Commitment; or (ii) such Lender changes its Lending Office, unless the Taxes were payable to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9.5 or Section 5.9.6 and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.

Extraordinary Expenses: all out-of-pocket costs, expenses or advances that Lender may incur during the continuance of an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such out-of-pocket costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

FCCR Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than $4,000,000 at any time; and (b) continuing until, no Event of Default exists and Availability has been greater than $4,000,000 for 15 consecutive days.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Lender on the applicable day on such transactions, as determined by Lender.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrower and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, as of any date of determination and determined on a consolidated basis for Borrower and Subsidiaries, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) paid in cash minus cash taxes paid minus Tax Distributions made by Borrower, to (b) Fixed Charges; provided, however, that in the case of any Permitted Acquisition, the deductions from EBITDA described in clause (a) above and the items described in clause (b) above shall, in each case, be excluded from this calculation to the extent they pertain to the Target of such Permitted Acquisition prior to the date such Permitted Acquisition was consummated.

Fixed Charges: with respect to any period, the sum of (a) interest expense (other than payment-in-kind), plus (b) principal payments made on Borrowed Money (excluding (i) Excess Cash Flow payments, (ii) voluntary pre-payments permitted under the Intercreditor Agreement, this Agreement, and the Term Loan Agreement, and (iii) mandatory pre-payments permitted under the Intercreditor Agreement (other than scheduled principal payments)) plus (c) Distributions (other than Tax Distributions and Distributions made in connection with a dividend recapitalization facility but only to the extent expressly permitted by Section 9.2.4 hereof) made during such period.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Plan: any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is (a) not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, (a “CFC”) or a Subsidiary of a CFC and any Subsidiary substantially all of the assets of which consist of Equity Interests in a CFC.

Full Payment: with respect to any Obligations, (a) the payment in full in cash of all Obligations that are then non-contingent and outstanding, (b) the termination or cash collateralization (in an amount equal to 105%) of all Letters of Credit and then outstanding (or indemnities or other undertakings issued and then in existence in respect of such outstanding Letters of Credit), or, alternatively, with the consent of Lender, the delivery of backstop letters of credit with respect to all such Letters of Credit, indemnities and undertakings (in each case, in an amount, manner and upon terms reasonable satisfactory to Lender), (c) termination or cash collateralization of all Bank Product Obligations owing to Lender or its Affiliates, and (d) the termination or expiration of all Commitments or other obligations to make the Loan or extend credit to the Obligors under the Loan Documents.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority, any supra-national bodies such as the European Union or European Central Bank).

Guarantors: AG SPV and each other Person that guarantees payment or performance of Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Lender.

Hazardous Material: any pollutant, contaminant, chemical or substance defined as or included in the definition of “hazardous wastes,” “hazardous materials,” “acutely hazardous wastes,” “hazardous substances,” “extremely hazardous substances,” “toxic substances,” “toxic chemicals,” “toxic pollutants,” or words of similar import under any Environmental Law, including, without limitation, (i) any petroleum, petroleum products, or fractions or derivatives thereof, (ii) natural or synthetic gas, (iii) any asbestos and asbestos containing material, polychlorinated biphenyls or radon gas, and (iv) any radioactive materials, substances or waste.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Imported Goods Agreement: an Imported Goods Agreement in a form acceptable to Lender and duly executed by the parties named therein.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Lender, other Secured Parties, and their officers, directors, employees, Affiliates, agents and attorneys.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intercreditor Agreement: means that certain Intercreditor Agreement, dated as of June 23, 2015 by and among Term Agent, in its capacity as agent for the Term Creditors (as defined therein), Lender, and acknowledged by the Obligors, as amended from time to time in accordance with the terms thereof.

Interest Period: as defined in Section 3.1.3.

In-Transit Inventory: Inventory of Borrower that is in the possession of a common carrier and is in transit from a vendor of Borrower from a location outside of a state within the United States to a location of Borrower (or a location designated by Borrower) that is in a state within the United States.

Inventory Reserve: reserves established by Lender in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, theft, shrinkage, imbalance, markdowns and vendor chargebacks.

Investment: (a) a transaction or series of transactions resulting in (i) acquisition of a business division or substantially all assets of a Person; (ii) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (iii) merger, consolidation or combination of an Obligor or Subsidiary with another Person; (b) an acquisition of record or beneficial ownership of any Equity Interests of a Person; or (c) an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Lender, as security for the Obligations.

IRS: the United States Internal Revenue Service.

LC Application: an application by Borrower to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6 is satisfied as determined by Lender in its reasonable discretion; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars; and (d) the purpose and form of the proposed Letter of Credit are reasonably satisfactory to Lender in its reasonable discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Lender in connection with any Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrower for drawings under Letters of Credit; and (b) the aggregate Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower, in form satisfactory to Lender.

Lender Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Lender.

Lending Office: any office (including a domestic or foreign Affiliate or branch) used by Lender to fulfill any of its obligations hereunder, as identified in writing from time to time to Borrower by Lender.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers’ acceptance or similar instrument issued by Lender for the account or benefit of Borrower or an Affiliate of Borrower.

Letter of Credit Subline: $5,000,000.

Leverage Ratio: the ratio, determined as of the end of any Fiscal Quarter, of (a) Borrowed Money (other than Contingent Obligations) of Borrower and its Subsidiaries as of the last day of such Fiscal Quarter, to (b) EBITDA for the trailing four Fiscal Quarters then ending.

LIBOR: for any Interest Period, the per annum rate of interest (rounded up to the nearest 1/8th of 1% and in no event less than zero) determined by Lender at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such interest period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Lender, as published on the applicable Reuters screen page (or other commercially available source designated by Lender from time to time); provided, that if the foregoing rate is not available, then any comparable or successor rate shall be applied by Lender, if administratively feasible, in a manner consistent with market practice.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any lien, security interest, pledge, hypothecation, assignment, easement, right-of-way, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Lender, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral consisting of books, records, or Inventory held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on such Collateral, agrees to hold any Documents in its possession relating to such Collateral as agent for Lender, and agrees to deliver such Collateral to Lender upon request; (c) for any Collateral consisting of books, records, or Inventory held by a repairman, mechanic or bailee, such Person acknowledges Lender’s Lien, waives or subordinates any Lien it may have on such Collateral, and agrees to deliver such Collateral to Lender upon request; and (d) for any Collateral consisting of books, records, or Inventory and subject to a Licensor’s Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender’s Liens with respect to such Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Management Agreement: that certain Consulting Agreement dated as of the Closing Date by and among Borrower, Parent and Trive Capital Management LLC, as in effect on the date hereof.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, material Properties, or condition (financial or otherwise) of any Obligor or on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender’s Liens on any material portion of the Collateral; (b) impairs the ability of an Obligor to perform its material obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon a material portion of the Collateral.

Material Contract: any agreement or arrangement to which Borrower or its Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect; or (c) that relates to the Term Debt, Subordinated Debt, or to Debt in an aggregate amount of $500,000 or more.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: any mortgage, deed of trust or similar instrument in which any Obligor grants a Lien on its Real Estate to Lender, as security for any Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Net Proceeds: with respect to any disposition of Property, proceeds (including, when received, any deferred or escrowed payments) received by Borrower or its Subsidiary in cash from such disposition, net of (a) reasonable costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, income tax, and such other customary reserves, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Eligible Inventory, Eligible In-Transit Inventory, Eligible Consigned Inventory, and Eligible Slow-Moving Inventory, as applicable, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrower’s Inventory performed by an appraiser and on terms satisfactory to Lender.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower to request a Borrowing of Revolver Loans, in form satisfactory to Lender.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Lender.

Obligations: all (a) principal of and premium, if any, on the Loans; (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit; (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents; (d) Bank Product Debt; in each case, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: Borrower and each Guarantor.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, Intercreditor Agreement, Borrowing Base Certificate, Compliance Certificate, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor to Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document.

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment.

Overadvance: as defined in Section 2.1.4.

Parent: TCFI G&M LLC, a Delaware limited liability company.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Conditions: as to any relevant action contemplated in this Agreement, (a) no Event of Default has then occurred and is continuing or would result from any such action, and (b) after giving pro forma effect to such action, Availability is at least $3,000,000 as of the date of such relevant action and after giving effect to such relevant action on a pro forma basis for the 30 days prior to the date of such relevant action.

Payment Item: each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: an Investment of the type described in clauses (a) and (b) of such definition, so long as (a) with respect to all such Investments, (i) no Default or Event of Default exists or is caused thereby; (ii) such Investment is consensual; (iii) the assets, business or Person being acquired is useful or engaged in the business of Obligors and is located or organized within the United States; and (iv) (A) the average daily Availability is at least $2,500,000 for the 30 days immediately preceding the date of such Investment and after giving effect to such Investment or (B) Availability is at least $3,000,000 after giving effect to such Investment.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender providing for a secured facility of the type set forth herein and based on the applicable circumstances as of the applicable date of determination).

Permitted Distributions: means, with respect to any Obligor, so long as no Event of Default exists, (a) the payment of dividends or any other distributions on an Obligor’s Equity Interests to another Obligor or the payment of any indebtedness owed to an Obligor, (b) the making of any loans or advances to an Obligor, (c) the transfer of any property or assets to an Obligor, (d) payments to enable Obligors to repurchase any Equity Interest issued by such Obligor or warrants, options or other similar rights granted by such Obligor, from any officer, director or employee, not to exceed $250,000 in the aggregate during any Fiscal Year and (e) to the extent Parent or Borrower, as applicable, is treated as a partnership or disregarded entity for U.S. federal income tax purposes, Tax Distributions.

Permitted Investments: means (a) an Investment by an Obligor in (i) payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business, (ii) consideration received in connection with any sale, lease, transfer or other disposition permitted under this Agreement, (iii) deposit accounts, (b) Investments made by an Obligor in the nature of immaterial pledges or deposits with respect to leases or utilities provided to third parties in the Ordinary Course of Business and (c) Permitted Acquisitions.

Permitted Lien: as defined in Section 9.2.2.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Platform: as defined in Section 11.4.3.

Pledged Equity: the equity interests listed on Schedule 8.1.4(d), together with any other Equity Interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Obligor while this Agreement is in effect.

Prime Rate: the rate of interest announced by Lender from time to time as its prime rate. Such rate is set by Lender on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Lender shall take effect at the opening of business on the day specified in the announcement.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 Business Days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Reimbursement Date: as defined in Section 2.2.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) commencing 60 days after the Closing Date (or such longer time as determined by Lender in its sole discretion), a reserve at least equal to three (3) months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Restricted Investment: any Investment by any Obligor or its Subsidiaries, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Lender’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Lender; (c) loans and advances permitted under Section 9.2.7, and (d) Permitted Investments.

Restrictive Agreement: an agreement (other than a Loan Document or an agreement executed in connection with the Term Debt, Subordinated Debt or Borrowed Money otherwise permitted pursuant to the Loan Documents) that conditions or restricts the right of Borrower, any Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: Lender’s obligation to make Revolver Loans and to issue Letters of Credit in an amount up to $15,000,000 in the aggregate, as such amount may be increased pursuant to Section 2.1.3(b).

Revolver Loan: a loan made pursuant to Section 2.1.

Revolver Termination Date: June 22, 2020.

Revolver Usage: the aggregate amount of outstanding Revolver Loans, plus the aggregate Stated Amount of outstanding Letters of Credit.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by Borrower under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successors thereto.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Secured Parties: Lender and providers of Bank Products.

Security Documents: the Guaranties, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of Borrower or, if the context requires, an Obligor.

Slow-Moving Inventory: Inventory owned by Borrower that is in excess of a twelve (12) months’ supply of such type or category of Inventory (of a type or category of Inventory which, for items held for sale by Borrower at least twelve (12) consecutive months, shall be based on sales over the then preceding twelve (12) consecutive month period).

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

Sponsors: means, collectively, Trive Capital Fund I LP, Trive Capital G&M Blocker Corp. and Trive Affiliated Coinvestors I LP.

Stated Amount: the stated amount of a Letter of Credit, including any automatic increase, whether or not then effective, provided by the terms of the Letter of Credit or related LC Documents.

Subordinated Debt: all Debt incurred by Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Lender.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by Borrower or combination of Borrower (including indirect ownership through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap Obligations: with respect to any Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Target: Architectural Granite & Marble, LLC, a Delaware limited liability company.

Tax Distributions: so long as Parent or Borrower, as applicable, is treated as a partnership or disregarded entity for United States federal tax purposes, quarterly tax distributions on April 10, June 10, September 10 and December 10 of each Fiscal Year by Parent or Borrower, as applicable, to its members with respect to each Fiscal Year, which, in the aggregate, are in an amount equal to the amount necessary to pay such members’ estimated state and United States federal income tax liabilities in respect of the income earned by Parent or Borrower, as applicable, calculated as an amount equal to the product of (A) the net taxable income of the Parent or Borrower, as applicable, minus any previous net taxable loss of Parent or Borrower, as applicable, that is usable by the members of Parent or Borrower, as applicable to offset net taxable income of Parent or Borrower, as applicable, and taking into account the characterization of the income of Parent or Borrower, as applicable, as ordinary income or capital gains and the deductibility of state and local income taxes for federal purposes, as appropriate, and (B) the highest marginal federal income tax rate applicable to any member of Parent or Borrower, as applicable, (including under Sections 1401 through 1403 and Section 1411 of the Code) and a 10% assumed state tax rate; provided however, that to the extent the actual tax liability of members in respect of Parent or Borrower, as applicable for a taxable year is less than the sum of the estimated payments described above for the year, then the excess will be deducted from the next quarterly tax distribution.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Agent: has the meaning set forth in the Intercreditor Agreement.

Term Debt: means all Borrowed Money owed to the Term Creditors (as defined in the Intercreditor Agreement) pursuant to the Term Debt Documents.

Term Debt Documents: means (i) the Term Loan Agreement and (ii) each of the other agreements, instruments and other documents with respect to the Term Debt, all as in effect on the date hereof or as may be amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

Term Loan Agreement: means that certain Loan and Security Agreement, dated as of June 23, 2015, by and among Borrower, Term Agent and the other financial institutions from time to time party thereto, as in effect on the date hereof or as it may be amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

Term Loan Lenders: means each “Lender” as defined in the Term Loan Agreement.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate equal to (a) 0.25%, if the average daily balance of Revolver Usage was less than 40% of the Revolver Commitment during the preceding calendar month, or (b) 0.15%, if the average daily Revolver Usage was 40% or more of the Revolver Commitment during the preceding calendar month.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrower and its Affiliates; and (b) for an Account, its face amount, without duplication of any other calculation made in the determination of the Borrowing Base, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Lender before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Lender, and all relevant provisions of the Loan Documents are amended in a manner reasonably satisfactory to Lender to take into account the effects of the change. All financial statements delivered hereunder shall be prepared without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account”, “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement includes any modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors and assigns; (f) time of day means the time of day at Lender’s notice address under Section 11.4.1; or (g) discretion of Lender mean its sole and absolute discretion unless expressly provided otherwise. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Lender in its Permitted Discretion (and not necessarily calculated in accordance with GAAP). No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5 Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

2.	CREDIT FACILITIES

2.1 Revolver Commitment.

2.1.1 Revolver Loans. Lender agrees, on the terms set forth herein, to make Revolver Loans to Borrower in an aggregate amount up to the Revolver Commitment, from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lender have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base. Lender shall use commercially reasonable efforts to provide Borrower with 3 Business Days prior written notification of the establishment of any change in the eligibility criteria or the establishment of any Availability Reserve, in each case, to the extent such change would have the effect of reducing the Borrowing Base; provided that, the failure to provide any such notice shall not limit Lender’s rights to establish any such change or reserve, but such change or reserve shall only become effective following notice to Borrower. Lender may fulfill its obligations under the Loan Documents through one or more Lending Offices, and this shall not affect any obligations of Obligors under the Loan Documents or with respect to any Obligations.

2.1.2 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrower solely (a) to satisfy existing Debt; (b) to pay a portion of the purchase price for the Acquisition; (c) to pay fees and transaction expenses associated with the closing of this credit facility; (d) to pay Obligations in accordance with this Agreement; and (e) for other lawful corporate purposes of Borrower, including working capital and Permitted Distributions.

2.1.3 Termination of Revolver Commitment. (a) The Revolver Commitment shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon prior written notice to Lender, Borrower may, at their option, terminate in full or reduce in part the Revolver Commitment (provided that the reduced Revolver Commitment shall in no event be reduced to less than $12,000,000). Any notice of termination given by Borrower shall be irrevocable. On the termination or reduction date, Borrower shall (i) repay any Overadvance or (ii) provide Full Payment of all Obligations (if the Revolver Commitments are terminated in full).

(b) Borrower may request an increase in the Revolver Commitment from time to time upon notice to Lender, as long as (a) the first such requested increase is in a minimum amount of $2,500,000 and each increase is offered on the same terms as the existing Revolver Commitment, (b) increases under this Section do not exceed $5,000,000 in the aggregate and no more than two (2) increases are made, (c) the requested increase does not cause the Revolver Commitment to exceed 90% of any applicable cap under any Subordinated Debt agreement or the Term Debt Documents, and (d) Borrower has not reduced the Revolver Commitment. If Lender agrees to the requested increase (in its sole discretion), Lender and Borrower shall execute and deliver such documents and agreements as Lender deems appropriate to evidence the increase in the Revolver Commitment.

2.1.4 Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrower on demand by Lender (or within 2 Business Days after demand by Lender with respect to any Overadvance resulting from a change by Lender to the eligibility criteria in accordance with this Agreement), but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

2.2 Letter of Credit Facility.

2.2.1 Issuance of Letters of Credit. Lender agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount. Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied or waived.

(b) Letters of Credit may be requested by Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Lender. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Lender may require a new LC Application in its discretion.

(c) Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority. No Indemnitee shall be liable to any Obligor or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except as a result of its gross negligence or willful misconduct. Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower is discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Lender may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon and in accordance with, any advice given by such experts. Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of unaffiliated agents and attorneys-in-fact selected with reasonable care.

2.2.2 Reimbursement. If Lender honors any request for payment under a Letter of Credit, Borrower shall pay (in the form of a Revolving Loan) to Lender, on the same day (“Reimbursement Date”), the amount paid under such Letter of Credit and all applicable fees, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrower. The obligation of Borrower to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary. Whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due on any Reimbursement Date.

2.2.3 Cash Collateral. If at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 20 Business Days, then Borrower shall, at Lender’s request, Cash Collateralize all outstanding Letters of Credit. If Borrower fails to provide any Cash Collateral as required under this Section 2.2.3, Lender may advance, as Revolver Loans, the amount of Cash Collateral required and unprovided.

3.	INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.

(b) During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Lender in its discretion so elects, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Obligor acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrower. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable within the two (2) Business Day period following demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Event of Default, Lender may declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrower desires to convert or continue Loans as LIBOR Loans, Borrower shall give Lender a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans. Lender does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrower shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days; provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4 Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Lender determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Lender shall immediately notify Borrower of such determination. Until Lender notifies Borrower that such circumstance no longer exists, the obligation of Lender to make affected LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as such LIBOR Loans.

3.2 Fees. Borrower shall pay to Lender the fees set forth on Exhibit C to this Agreement.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 30 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrower shall pay all Extraordinary Expenses promptly upon request. Borrower also shall reimburse Lender for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 9.1.1(b), each examination, inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Lender’s personnel or a third party (and with respect to field examinations, audits and appraisals, whether such fees are out-of-pocket or allocated fees of Lender’s personnel). All legal, accounting and consulting fees shall be charged to Borrower by Lender Professionals at their full hourly rates, regardless of any alternative fee arrangements that Lender or any of its Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Each Obligor acknowledges that counsel may provide Lender with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Lender, including fees paid hereunder. If, for any reason (including inaccurate reporting by Borrower), it is determined by Lender in its commercially reasonable discretion that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively, and Borrower shall immediately pay to Lender an amount equal to the difference between the amount of interest that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrower under this Section shall be due on demand.

3.5 Illegality. If Lender determines that any change in Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower, any obligation of Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrower shall convert all LIBOR Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain LIBOR Loans to such day, or immediately, if Lender may not lawfully continue to maintain LIBOR Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. If Lender notifies Borrower in connection with a Borrowing, conversion or continuation of, a LIBOR Loan that for any reason (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, (b) adequate and reasonable means do not exist for determining LIBOR for the applicable Interest Period, or (c) LIBOR for the applicable Interest Period does not adequately and fairly reflect the cost to Lender of funding the Loan, then

Lender’s obligation to make or maintain LIBOR Loans shall be suspended to the extent of the affected LIBOR Loan or Interest Period until Lender revokes the notice. Upon receipt of the notice, Borrower may revoke any pending request for a Borrowing, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in LIBOR);

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, or (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on Lender or any interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, Commitment or Loan Document;

and the result in clause (a), (b) or (c) above shall be to increase the cost to Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue a Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

3.7.2 Capital Requirements. If Lender determines that a Change in Law affecting Lender or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s or such holding company’s capital as a consequence of this Agreement, Commitments, Loans or Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3 LIBOR Loan Reserves. If Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrower shall pay additional interest to Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if Lender notifies Borrower of the additional interest less than 10 days prior to the interest payment date, then the additional interest shall be payable 10 days after Borrower’s receipt of the notice.

3.7.4 Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate Lender for any increased costs or reductions suffered more than six months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Lender notifies Borrower of the applicable Change in Law and of Lender’s intention to claim compensation therefor.

3.8 Mitigation. If Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay any Indemnified Taxes or additional amounts under Section 5.9, then at the request of Borrower, Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrower fails to repay a LIBOR Loan when required hereunder, then Borrower shall pay to Lender all resulting losses and expenses, including loss of anticipated profits and any loss, expense or fee arising from redeployment of funds or termination of match fundings. For purposes of calculating amounts payable under this Section, Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

4.	LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1 Notice of Borrowing.

(a) Whenever Borrower desires funding of a Revolver Loan, Borrower shall give Lender a Notice of Borrowing. Such notice must be received by Lender by 11:00 a.m. (i) on the requested funding date for a Base Rate Loan, and (ii) at least two Business Days prior to the requested funding date for a LIBOR Loan. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such relevant Obligation. In addition, Lender may, at its option, charge such amount against any operating, investment or other account of Borrower maintained with Lender or any of its Affiliates. Notwithstanding the foregoing, Lender shall use commercially reasonable efforts to provide Borrower with 3 days prior written notification before charging any out-of-pocket fees or expenses against any operating, investment or other account or deeming such fees or expenses to be a request for a Base Rate Loan; provided that, the failure to provide any such notice shall not limit Lender’s rights hereunder. If Lender elects to not make a Borrowing to pay the Obligations as provided in this Section 4.1.1(b), such Obligations shall be due from Borrower within two (2) Business Days after demand.

(c) If Borrower maintains disbursement account with Lender or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2 Notices. Borrower may request, convert or continue Loans, select interest rates, and transfer funds based on telephonic or e-mailed instructions to Lender. Borrower shall confirm each such request by prompt delivery to Lender of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Lender, the records of Lender shall govern. Lender shall not have any liability for any loss suffered by Borrower as a result of Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on Borrower’s behalf.

4.2 Number and Amount of LIBOR Loans; Determination of Rate.

Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $500,000, plus any increment of $100,000 in excess thereof. No more than six (6) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.

Upon determining LIBOR for any Interest Period requested by Borrower, Lender shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.

4.3 Reserved.

4.4 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrower and are secured by Lender’s Lien on all Collateral.

4.5 Effect of Termination. On the effective date of the termination of the Revolver Commitment, the Obligations shall be immediately due and payable, and each Secured Party may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrower contained in the Loan Documents shall continue, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Lender shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting it from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.3, 5.6, 5.8, 5.9, 10.14, 10.15, 10.16, 11.3, this Section, and each indemnity or waiver given by an Obligor in any Loan Document, shall survive Full Payment of the Obligations.

5.	PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrower agrees that Lender shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations under the Loan Documents, in such manner as Lender deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If an Overadvance exists at any time, Borrower shall, on the sooner of Lender’s demand or the first Business Day after Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any asset disposition includes the disposition of Accounts or Inventory (other than in the Ordinary Course of Business, but in all cases subject to the provisions of Section 5.5), Borrower shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from the disposition.

5.3 Keepwell. Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.3 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Dominion Account. Borrower shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Lender. Borrower shall obtain an agreement (in form and substance reasonably satisfactory to Lender) from each lockbox servicer and Dominion Account bank, establishing Lender’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account. If a Dominion Account is not maintained with Lender, Lender may require immediate transfer of all funds in such account to a Dominion Account maintained with Lender. Lender assumes no responsibility to Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Lender and promptly (not later than the next Business Day) deposit same into a Dominion Account. The provisions of this Section 5.5 shall cease to apply during the Dominion Termination Period.

5.6 Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Lender, or if Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.7 Application of Payments.

5.7.1 Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, other than during a Dominion Termination Period. If, a credit balance results from such application, it shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Event of Default exists. Notwithstanding anything herein to the contrary, monies and collateral proceeds obtained from an Obligor shall not be applied to repayment of its Excluded Swap Obligations.

5.7.2 Insurance and Condemnation Proceeds. Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to a Deposit Account of Borrower at Lender subject to a Deposit Account Control Agreement. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to other Obligations. Any proceeds or awards that relate to Equipment or Real Estate shall be applied in accordance with the Intercreditor Agreement.

5.7.3 Reinvestment of Proceeds. If requested by Borrower in writing within 30 days after Lender’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrower may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held in a Deposit Account of Borrower at Lender subject to a Deposit Account

Control Agreement) as long as (i) no Event of Default exists on the date of such request; (ii) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; and (iii) the aggregate amount of such proceeds or awards from any single casualty or condemnation reinvested pursuant to this Section does not exceed $4,000,000.

5.8 Account Stated. Lender shall maintain, in accordance with customary practices, loan account(s) evidencing the Debt of Borrower hereunder. Any failure of Lender to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Lender in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Lender in its discretion) requires the deduction or withholding of any Tax from any such payment by a Recipient or Obligor, then the Recipient or Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to this Section.

(b) If a Recipient or Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then the Recipient or Obligor shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code. If a Recipient or Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then the Recipient or Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority. In each case, to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Without limiting the foregoing, Borrower shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or, at Lender’s option, timely reimburse Lender for payment thereof.

5.9.2 Tax Indemnification. Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate delivered to Borrower by Lender (for itself or on behalf of a Recipient) as to the amount of such payment or liability, shall be conclusive absent manifest error.

5.9.3 Evidence of Payments. If Lender or an Obligor pays any Taxes pursuant to this Section, then upon request, Lender or Borrower, as applicable, shall deliver to the other a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to the requesting party.

5.9.4 Treatment of Certain Refunds. If Lender determines in its discretion that it or another Recipient has received a refund of any Taxes that were indemnified by Borrower or with respect to which Borrower paid additional amounts pursuant to this Section, Lender shall pay or shall cause the other Recipient to pay to Borrower the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by the Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower shall, upon request by Lender, repay to the Recipient any refund amount so paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrower if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.5 Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations, it shall deliver to Borrower properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law as is necessary to enable Borrower to determine whether Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation shall not be required if Lender believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.6 Documentation. Without limiting the foregoing, Lender shall deliver to Borrower, from time to time upon reasonable request, executed originals of IRS Form W-9, certifying that Lender is exempt from U.S. federal backup withholding Tax and if Lender is a foreign entity an IRS Form, W-8BEN-E, W-81MY or W-8ECI, as applicable. If payment of any Obligation to Lender would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), Lender shall deliver to Borrower at the time(s) prescribed by law and otherwise as reasonably requested by Borrower such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for them to comply with their obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date hereof. If any form or certification delivered by Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, Lender shall update the form or certification or notify Borrower in writing of its inability to do so.

5.9.7 Survival. Each party’s obligations under this Section 5.9 shall survive any assignment by Lender of rights or obligations hereunder, termination of the Commitments, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

6.	CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the conditions precedent set forth on Exhibit B has been satisfied.

6.2 Conditions Precedent to All Credit Extensions. Lender shall not be required to fund any Loans, issue any Letters of Credit, or grant any other accommodation to or for the benefit of Borrower, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it deems reasonably appropriate in connection therewith.

7.	COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of the Obligations, each Obligor hereby grants to Lender, on behalf of itself and the other Secured Parties, a continuing security interest in and Lien upon all personal Property of Obligor, including all of Obligor’s present and after acquired personal property, including all of the following Property, whether now owned or hereafter acquired, and wherever located: (a) all Accounts; (b) all Chattel Paper, including Electronic Chattel Paper; (c) all Commercial Tort Claims, including those shown on Schedule 8.1.15; (d) all Deposit Accounts; (e) all Documents; (f) all General Intangibles, including Intellectual Property; (g) all Goods, including Inventory, Equipment and Fixtures; (h) all Instruments; (i) all Investment Property; (j) all Letter-of-Credit Rights; (k) all Supporting Obligations; (l) all monies, whether or not in the possession or under the control of Lender or any other Secured Party, or a bailee or Affiliate of Lender or any other Secured Party, including any Cash Collateral; (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; provided, that in no event shall the Collateral include (v) Equity Interests in Borrower, (w) more than 65% of the Equity Interests of any Foreign Subsidiary of any Obligor, (x) Real Estate, (y) fixed or capital assets owned by an Obligor that are subject to a purchase money lien or a capital lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than such Obligor’s Affiliates as a condition to the creation of any other Lien on such fixed or capital asset, and such consent has not been obtained or (z) any assets to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined in good faith by the Obligors. Notwithstanding anything in this Agreement to the contrary, no Obligor shall be required to perfect Lender’s Lien with respect to (i) any Excluded Account or (ii) vehicles, airplanes and other assets owned by an Obligor to the extent perfection requires the notation of such Lien on a certificate of title.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of the Obligations, each Obligor hereby grants to Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account. Without limiting the obligations under Section 5.5, during the continuance of an Event of Default, the Obligors hereby authorize and direct each bank or other depository to deliver to Lender, upon request, all balances in any Deposit Account maintained for such Obligor, without inquiry into the authority or right of Lender to make such request.

7.2.2 Cash Collateral. Cash Collateral may be invested, at Lender’s discretion (and with the prior written consent of Borrower, as long as no Event of Default exists), but Lender shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, Borrower hereby grants to Lender a security interest in and Lien upon all

Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Lender may apply Cash Collateral to the payment of Obligations as they become due, in such order as Lender may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Lender, and neither Borrower nor any other Person (other than the applicable depository bank) shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3 [Reserved]

7.4 Other Collateral.

7.4.1 Commercial Tort Claims. Obligors shall promptly notify Lender in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 8.1.15 to include such claim, and shall take such actions as Lender deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Lender.

7.4.2 Certain After-Acquired Collateral. Obligors shall promptly notify Lender in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Lender’s reasonable request, shall promptly take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any material Collateral is in the possession of a third party, at Lender’s reasonable request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.

7.4.3 Investment Property.

(a) If an Obligor shall become entitled to receive or shall receive any certificate, option or rights in respect of the Equity Interests pledged hereunder, whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Pledged Equity, or otherwise in respect thereof, such Obligor shall accept the same as the agent of Lender, hold the same in trust for Lender and, subject to the terms of the Intercreditor Agreement, deliver the same forthwith to Lender in the exact form received, duly indorsed by such Obligor to Lender, if required, together with an undated instrument of transfer covering such certificate duly executed in blank by such Obligor, to be held by the Lender, subject to the terms hereof, as additional Collateral for the Obligations. Upon the occurrence and during the continuance of an Event of Default, (i) unless the Lender provides express written notice to the contrary, any sums paid upon or in respect of such Equity Interests upon the liquidation or dissolution of any issuer thereof shall, subject to the terms of the Intercreditor Agreement, be paid over to Lender to be held by it hereunder as additional Collateral for the Obligations, and (ii) in case any distribution of capital shall be made on or in respect of such Equity Interests or any property shall be distributed upon or with respect to such Equity Interests pursuant to the recapitalization or reclassification of the capital of any issuer or pursuant to the reorganization thereof, the property so distributed shall, subject to the terms of the Intercreditor Agreement and unless otherwise subject to a perfected Lien in favor of the Lender, be delivered to the Lender to be held by it hereunder as additional Collateral for the Obligations. Upon the occurrence and during the continuance of an Event of Default, if any sums of money or property so paid or distributed in respect of such Equity Interests shall be received by such Obligor, such Obligor shall, until such money or property is paid or delivered to Lender, hold such money or property in trust for the Lender, segregated from other funds of such Obligor, as additional Collateral for the Obligations.

(b) Without the prior written consent of Lender, such Obligor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Equity or proceeds thereof, (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Equity Interests or proceeds thereof, or any interest therein, except for Permitted Liens, or (iii) enter into or permit to exist any agreement or undertaking, including, without limitation, the governing documents of any issuer and shareholders’ agreements, restricting the right or ability of such Obligor or Lender to sell, assign or transfer any of the Pledged Equity or proceeds thereof, except, with respect to such Equity Interests, shareholders’ or operating agreements entered into by such Obligor with respect to Persons in which such Obligor maintains an ownership interest of 50% or less.

(c) In the case of each Obligor which is an issuer of Pledged Equity, such Person agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify Lender promptly in writing of the occurrence of any of the events described in Section 7.4.3(a) with respect to the Pledged Equity issued by it, (iii) the terms of Sections 6.3(c) and 6.7 shall apply to such issuer with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 regarding the Pledged Equity issued by it and (iv) it will not recognize, acknowledge or permit the pledge, transfer, grant of control or other disposition of the Pledged Equity issued by it (or any portion thereof) other than to or as requested by Lender unless otherwise permitted under the terms of this Agreement.

(d) Within the time period afforded by Exhibit F hereof and with respect to each issuer of Pledged Equity that is a limited liability company, such issuer shall cause the equity interests of such issuer to be governed by, and to be a “security” within the meaning of, Article 8 (Investment Securities) of the UCC, and no such issuer shall, and no Obligor shall cause any such issuer to, “opt out” of Article 8 of the UCC with respect to such issuer’s Equity Interests.

(e) Unless an Event of Default shall have occurred and be continuing and Lender shall have given notice to the relevant Obligor of Lender’s intent to exercise its corresponding rights pursuant to Section 7.4.3(f), each Obligor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Equity, to the extent permitted under this Agreement, and to exercise all voting and other rights with respect to the Equity Interests.

(f) If an Event of Default shall occur and be continuing and Lender shall give notice of its intent to exercise such rights to the relevant Obligors, subject to the Intercreditor Agreement, (i) Lender shall have the right to receive any and all cash dividends and distributions, payments or other proceeds paid in respect of the Equity Interests and make application thereof to the Obligations in such order as Lender may determine, (ii) Lender shall have the right to cause any or all of the Equity Interest to be registered in the name of Lender or its nominee, and (iii) Lender or its nominee may exercise (x) all voting and other rights pertaining to such Equity Interests at any meeting of holders of the equity interests of the relevant issuers thereof or otherwise (or by written consent) and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Equity Interests as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Equity Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any issuer thereof, or upon the exercise by any Obligor or Lender of any right, privilege or option pertaining to such Equity Interests, and in connection therewith, the right to deposit and deliver any and all of the Equity Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Lender may determine), all without liability except to account for property actually received by it, but Lender shall have no duty to any Obligor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(g) Each Obligor hereby authorizes and instructs each issuer of any Equity Interests pledged by such Obligor hereunder to, and each such issuer hereby agrees to immediately, comply with any instruction received by such issuer from Lender in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions or consent of such Obligor, including without limitation, instructions as to the transfer of other disposition of such Equity Interests, to pay and remit to Lender or its nominee all dividends, distributions and other amounts payable to such Obligor in respect of such Equity Interests (upon redemption of such Equity Interests, dissolution of such Issuer or otherwise), and to transfer to, and register such Equity Interests in the name of, the Lender or its nominee or transferee. Each Obligor agrees that each Issuer shall be fully protected in so complying with such instructions.

(h) Each Obligor recognizes that Lender may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Obligor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Lender shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities or other interests for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(i) Each Obligor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 7.4.3 valid and binding and in compliance with Applicable Law. Each Obligor further agrees that a breach of any of the covenants contained in this Section 7.4.3 will cause irreparable injury to Lender and that Lender may have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.4.3 shall be specifically enforceable against such Obligor, and such Obligor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement.

7.5 Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation.

7.6 Further Assurances; Extent of Liens. All Liens granted to Lender under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as is reasonably required under Applicable Law to evidence or perfect Lender’s Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Lender to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral.

8.	REPRESENTATIONS AND WARRANTIES

8.1 General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, Borrower represents and warrants to Lender that:

8.1.1 Organization and Qualification. Borrower and its Subsidiaries, if any, are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Borrower and its Subsidiaries are duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

8.1.2 Power and Authority. Borrower and its Subsidiaries are duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of Borrower and its Subsidiaries, except those already obtained; (b) contravene the Organic Documents of Borrower and its Subsidiaries; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of a Lien (other than Permitted Liens) on Borrower’s Property.

8.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.1.4 Capital Structure.

(a) Schedule 8.1.4(a) shows, for Borrower and its Subsidiaries, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 8.1.4(a), in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Borrower has good title to its Equity Interests in its Subsidiaries (if any), subject only to Lender’s Lien and Liens securing the Term Debt, and all such Equity Interests are duly issued, fully paid and non-assessable. Except as set forth on Schedule 8.1.4(a), there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of Borrower or any Subsidiary.

(b) The Pledged Equity pledged by each Obligor hereunder constitute all the issued and outstanding Equity Interests owned by such Obligor or, in the case of any Foreign Subsidiary, 100% of all issued and outstanding non-voting equity interests of such Foreign Subsidiary and 65% of all issued and outstanding voting equity interests of such Foreign Subsidiary.

(c) All of the Pledged Equity has been duly and validly issued and is fully paid and nonassessable.

(d) Schedule 8.1.4(d) lists all Equity Interests owned by each Obligor. Each Obligor is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens.

8.1.5 Title to Properties; Priority of Liens. Each of Borrower and its Subsidiaries has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, included on the most recent Borrowing Base Certificate, in each case free of Liens except Permitted Liens. Each of Borrower and its Subsidiaries has paid and discharged all lawful claims (other than such claims Properly Contested) that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.

8.1.6 Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect thereto. Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that: (a) it is genuine and enforceable in accordance with its terms and is not evidenced by a judgment; (b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto; (c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender on request; (d) it is not subject to any offset, Lien (other than Permitted Liens), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Lender; (e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Lender (regardless of whether, under the UCC, the restriction is ineffective); (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder and (g) to the best of Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, is not subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition, as reasonably determined by the Borrower in good faith.

8.1.7 Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Borrower and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrower and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Lender have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since the date of the most recently delivered audited financial statements of Borrower, there has been no change in the condition, financial or otherwise, of Borrower or its Subsidiaries (taken as a whole) that would reasonably be expected to have a Material Adverse Effect. Notwithstanding the preceding sentence, if such a change in condition is first evidenced in the most recently submitted annual financial statements, the reference in the preceding sentence to such most recently submitted audited financial statements shall not mean that such a change in condition has not occurred for purposes of the representations and warranties in this Section 8.1.7. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Borrower and its Subsidiaries (taken as whole) are Solvent.

8.1.8 Surety Obligations. Neither Borrower nor its Subsidiaries is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

8.1.9 Taxes. Borrower and its Subsidiaries have filed all federal and material state and local tax returns and other material reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

8.1.10 Brokers. Other than as set forth on Schedule 8.1.10, there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

8.1.11 Intellectual Property. Borrower and its Subsidiaries own or have the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to Borrower’s knowledge, threatened Intellectual Property Claim with respect to Borrower’s or its Subsidiary or any of its Property (including any Intellectual Property). Except as disclosed on Schedule 8.1.11, neither Borrower nor its Subsidiaries pay or owe any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, Borrower or Subsidiary is shown on Schedule 8.1.11 (as amended from time to time). Except as set forth in Schedule 8.1.11, and except for non-exclusive licenses of Intellectual Property granted in the ordinary course of business (to the extent constituting a Permitted Lien), none of the Intellectual Property of any Obligor is the subject of any licensing or franchise agreement pursuant to which such Obligor is the licensor or franchisor. To each Obligor’s knowledge, no holding, decision or judgment has been rendered by any governmental authority against any Obligor which limits, cancels or questions the validity of, or any Obligor’s ownership interest in, any Intellectual Property owned by any Obligor in any material respect.

8.1.12 Governmental Approvals. Borrower and its Subsidiaries have, are in material compliance with, and are in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate all of its material Properties, except where noncompliance (or failure to be in good standing) would not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrower and its Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

8.1.13 Compliance with Laws. Except as disclosed on Schedule 8.1.13: (i) Borrower and its Subsidiaries have duly complied, and their Properties and business operations are in compliance, in all material respects, with all Applicable Law, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.; (ii) no Inventory has been produced in violation of Applicable Law, including the FLSA; (iii) no Borrower’s or Subsidiary’s present operations (or to Borrower’s knowledge, past operations), Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any Environmental Release; (iv) no Borrower or Subsidiary has received any Environmental Notice; (v) to Borrower’s knowledge, there are no Environmental Releases or Hazardous Materials on any Real Estate now owned, leased or operated by Borrower or its Subsidiaries which would result in material liability arising under any Environmental Law.

8.1.14 Burdensome Contracts. Neither Borrower nor any of its Subsidiaries is party or subject to any Restrictive Agreement, except as shown on Schedule 8.1.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by Borrower.

8.1.15 Litigation. Except as shown on Schedule 8.1.15, there are no proceedings or investigations pending or, to Borrower’s knowledge, threatened in writing against Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) would reasonably be expected to have a Material Adverse Effect if determined adversely to Borrower or its Subsidiaries. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $100,000). No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

8.1.16 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. Borrower is not in material default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a material default, under any Material Contract other than as is being Properly Contested.

8.1.17 ERISA. Except as disclosed on Schedule 8.1.17:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met, in all material respects all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or, to the knowledge of Borrower violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or would reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Pension Plan has any Unfunded Pension Liability; (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

8.1.18 Parent and AG SPV. (a) Parent has not engaged in any activities other than acting as a holding and management company and transactions and activities incidental thereto, entering into and performing its obligations under the Term Debt Documents and the Management Agreement and does not hold any assets other than all of the issued and outstanding Equity Interests of Borrower and proceeds thereof and contractual rights pursuant to the Term Debt Documents, and (b) AG SPV has not engaged in any activities other than entering into and performing its obligations under the Term Debt Documents and the Artisan Company Agreement and does not hold any assets other than the membership interests under the Artisan Company Agreement.

8.1.19 Trade Relations. To the knowledge of Borrower, there exists no actual or threatened termination of any business relationship between Borrower or any of its Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of Borrower or such Subsidiary.

8.1.20 Labor Relations. Neither Borrower nor its Subsidiaries are party to or bound by any collective bargaining agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of Borrower’s or its Subsidiary’s employees, or, to Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

8.1.21 Payable Practices. Borrower has not made any material change in its historical accounts payable practices that would have an adverse impact on Borrower from those in effect on the Closing Date.

8.1.22 Not a Regulated Entity. Borrower is not an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

8.1.23 Margin Stock. Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.24 OFAC. Neither Borrower nor, to the knowledge of Borrower, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanction. Borrower is not located, organized or resident in a Designated Jurisdiction. No part of the proceeds of the Loan or Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.1.25 Deposit Accounts. Schedule 9.1.9 (as amended from time to time) sets forth all Deposit Accounts maintained by Borrower, including all Dominion Accounts.

8.1.26 Anti-Corruption Laws. Each Obligor and its respective Subsidiaries has conducted its business in accordance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

8.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.

9.	COVENANTS AND CONTINUING AGREEMENTS

9.1 Affirmative Covenants. As long as any Commitment or Obligations (other than contingent obligations against which no claim has been asserted) are outstanding, Borrower shall, and shall cause each Subsidiary to:

9.1.1 Inspections; Appraisals.

(a) Permit Lender from time to time, subject to reasonable notice (except when an Event of Default exists) and during normal business hours, to visit and inspect the Properties of Borrower or Subsidiary, inspect, audit and make extracts from Borrower’s or its Subsidiaries’ books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lender shall not have any duty to Borrower to make any inspection, or to share any results of any inspection, appraisal or report with Borrower. Borrower acknowledges that all inspections, appraisals and reports are prepared by Lender for its purposes, and Borrower shall not be entitled to rely upon them.

(b) Reimburse Lender for its reasonable charges, costs and expenses in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Lender deems reasonably appropriate, up to twice per Loan Year (or three times per Loan Year during any Accelerated Reporting Trigger Period); and (ii) appraisals of Inventory, up to once per Loan Year (or twice per Loan Year during any time in which Availability is less than 10% of the Revolving Commitment for 5 consecutive days); provided, however, that if an examination or appraisal is initiated during an Event of Default, all reasonable charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits. Subject to and without limiting the foregoing, Borrower agrees to pay Lender’s then standard charges for examination activities, including the standard charges of Lender’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside of the Ordinary Course of Business until completion of applicable field examinations and appraisals, which shall not be included in the limits provided above, in each case, satisfactory to Lender in its Permitted Discretion; provided that if the applicable field examinations and appraisals have not been conducted within 60 days following the consummation of such Permitted Acquisition (through no cause or delay by Borrower or its Affiliates), then such acquired Collateral shall be included in the Borrowing Base calculation.

9.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender all financial statements, reports and other items set forth on Exhibit D no later than the time specified therein.

9.1.3 Collateral Reporting. Provide Lender with each certificate, report or schedule set forth on Exhibit E attached hereto no later than the times specified therein (or such later date as Lender shall agree).

9.1.4 Notices. Notify Lender in writing, promptly after Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat (in writing) or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination would have a Material Adverse Effect; (b) any pending or threatened (in writing) labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or early termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $500,000; and (f) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution would have a Material Adverse Effect; (g) the occurrence of any ERISA Event; (h) any proposed modification to any License or entry into a new License in each case at least 30 days prior to its effective date or any default or breach asserted by any Person to have occurred under any License; (i) any proposed material modifications to any License or entry into a new material License in each case at least 10 days prior to its effective date or any default or breach asserted by any Person to have occurred under any material provision of any License; or (j) the discharge of or any withdrawal or resignation by Borrower’s independent accountants that would have a Material Adverse Effect.

9.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws or the United States Foreign Corrupt Practices Act of 1977, as amended) or maintain would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release from Borrower’s operations requiring reporting under Environmental Law occurs at or on any Properties of Borrower or any of its Subsidiaries, it shall report such Environmental Release to Lender and act promptly and diligently to investigate and report to all Governmental Authorities the extent of such Environmental Release as required by Applicable Law, and to make appropriate remedial action to investigate and remediate, such Environmental Release to the extent required under Environmental Law to be performed by Borrower.

9.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested. If an Account of Borrower includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from Borrower or with respect to any Collateral.

9.1.7 Insurance.

(a) Maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A+, unless otherwise approved by Lender in its Permitted Discretion) satisfactory to Lender. All proceeds under each policy shall be payable to an account at Lender. From time to time upon Lender’s reasonable request, Borrower shall deliver to Lender the originals or certified copies of its insurance policies and updated flood plain searches (if applicable). Unless Lender shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Lender as lender’s loss payee; (ii) requiring 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If Borrower fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Borrower therefor. Borrower agrees to deliver to Lender, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrower may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to an account at the Lender. If an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims.

(b) Without limiting clause (a) above, maintain insurance with insurers (with a Best Rating of at least A+, unless otherwise approved by Lender in its Permitted Discretion) reasonably satisfactory to Lender, with respect to the Properties and business of Borrower and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

9.1.8 Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrower and Subsidiaries in full force and effect and pay all Royalties when due, except to the extent such License is replaced by a License that is comparable or more favorable to Borrower or such License matures or expires in accordance with the terms of such License.

9.1.9 Deposit Accounts; Depository Bank. Take all actions necessary to establish Lender’s control of each such Deposit Account maintained by Borrower (other than Excluded Accounts). Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Lender and Term Agent) to have control over a Deposit Account or any Property deposited therein. Borrower shall promptly notify Lender of any opening or closing of a Deposit Account and, with the consent of Lender, will amend Schedule 9.1.9 to reflect same. Borrower also shall maintain Lender as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services.

9.1.10 Other Collateral Covenants. Comply with the following additional covenants related to Collateral:

(a) All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrower at the business locations set forth in Schedule 9.1.10, except that Borrower may (a) make sales or other dispositions of Collateral in accordance with Section 9.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Lender.

(b) At any time during the continuance of an Event of Default, Lender shall have the right at any time, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

(c) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Borrower. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower’s sole risk.

(d) Borrower shall defend its title to Collateral and Lender’s Liens therein against all Persons, claims and demands, except Permitted Liens.

(e) Upon request, Borrower shall provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all agreements executed after the Closing Date, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral that is included in the Borrowing Base is kept or that otherwise may possess or handle any Collateral that is included in the Borrowing Base.

(f) Borrower shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(g) Prior to the occurrence and continuance of an Event of Default, Borrower shall promptly comply with Lender’s reasonable requests for Borrower to take such actions as Borrower is entitled to take and exercise such rights as Borrower is entitled to exercise under the Consigned Inventory Agreements, and at any time during the continuance of an Event of Default, Lender shall have the right in the name of Borrower, Lender or any designee of Lender, to take all such actions as Borrower is entitled to take under the Consigned Inventory Agreements, including without limitation, to correspond with, or make demands against the consignees, and to instruct the consignees to handle the Consigned Inventory in accordance with Lender’s instructions.

9.1.11 Future Subsidiaries. Promptly notify Lender upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall require in its Permitted Discretion to evidence and perfect a Lien in favor of Lender on all assets of such Person (other than assets excluded from the definition of Collateral hereunder), including delivery of such legal opinions, in form and substance satisfactory to Lender, in the exercise of its Permitted Discretion, shall deem appropriate; provided that, in the event any Person becoming a Subsidiary is a Foreign Subsidiary and owned directly by Borrower, Borrower shall pledge to Lender 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of such Foreign Subsidiary.

9.1.12 Anti-Corruption Laws. Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

9.1.13 Post-Closing. Comply with the requirements on Exhibit F.

9.2 Negative Covenants. As long as any Commitment or Obligations (other than contingent obligations against which no claim has been asserted) are outstanding, Borrower shall not, and shall cause each Subsidiary not to:

9.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except: (a) the Obligations; (b) Subordinated Debt; (c) Purchase Money Debt of Borrower and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $3,000,000 at any time; (d) Bank Product Debt incurred in the Ordinary Course of Business; (e) Contingent Obligations (i) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (ii) arising from Hedging Agreements permitted hereunder; (iii) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (iv) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (v) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; or (vi) arising under the Loan Documents; (f) the Term Debt, subject to the limitations set forth in the Intercreditor Agreement; (g) Acquired Indebtedness in an amount not to exceed

$1,000,000 in the aggregate at any time outstanding, (h) Debt arising as a direct result of judgments, orders, awards or decrees against any Obligor, in each case not constituting an Event of Default, and (j) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $2,000,000 in the aggregate at any time.

9.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”): (a) Liens in favor of Lender; (b) Liens securing Debt that is permitted under Section 9.2.1(c); (c) Liens for Taxes not yet due or being Properly Contested; (d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Borrower or its Subsidiaries; (e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Lender’s Liens and are required or provided by law; (f) Liens arising in the Ordinary Course of Business that are either (i) subject to Lien Waivers or (ii) with respect to a non-material portion of the Collateral (other than Accounts or Inventory); (g) Liens arising by virtue of a judgment or judicial order against Borrower or its Subsidiaries, or any Property of Borrower or its Subsidiaries, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Lender’s Liens; (h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business; (i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection; and (j) carriers’, warehousemen’s, mechanics, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business that are not overdue for a period of more than 30 days or are being Properly Contested; (k) Liens securing the Debt that is permitted under Section 9.2.1(f); provided that such Liens are at all times subject to the terms of the Intercreditor Agreement; (l) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods, but only to the extent such Liens secure amounts not yet due; (n) existing Liens shown on Schedule 9.2.2. and replacement Liens on the property subject to such Liens, but only to the extent that the amount of debt secured thereby, and the property secured thereby, shall not be increased; and (o) Liens in favor of Borrower in respect of its consignment interests encumbering its Consigned Inventory.

9.2.3 Actions by AG SPV. AG SPV has not, and shall not:

(i) engage in any business or activity other than the acquisition, ownership, and maintenance of its ownership of one thousand 1,000 membership units of Artisan SG, LLC (D/B/A The Artisan Group, LLC), and activities incidental thereto;

(ii) acquire or own any material assets other than Borrower’s membership interests under the Artisan Company Agreement;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case, Lender’s consent;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualifications to do business, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of its operating agreement, articles of organization, or other similar organizational documents;

(v) own any Subsidiary or make any investment in, any Person without the consent of Lender;

(vi) commingle its assets with the assets of any of its members, general or limited partners, shareholders, Affiliates, principals or of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations and the Term Debt;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due, except debts and liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied;

(ix) seek the dissolution or winding up in whole, or in part, of AG SPV;

(x) hold itself out to be responsible for the debts of another Person;

(xi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name;

(xii) without the unanimous written consent of its directors, managers or managing members, or general or limited partners, as the case may be, and the consent of any independent directors or independent managers required herein, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xiii) fail to maintain books and records and bank accounts separate from those of any other person or entity;

(xiv) fail to maintain its assets in such a manner that it is costly or difficult to segregate, identify or ascertain such assets;

(xv) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other person or entity except that AG SPV’s assets may be included in a consolidated financial statement of its’ Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the SPV from such Affiliate and to indicate that AG SPV’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other person or entity;

(xvi) fail to allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(xvii) permit any Affiliate to guarantee or pay its obligations;

(xviii) make loans or advances to any other person or entity (other than the Obligations and the Term Debt);

(xix) fail to pay its liabilities and expenses out of and to the extent of its own funds (other than from capital contributions);

(xx) fail to maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds (other than from capital contributions);

(xxi) fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; and

(xxii) fail to cause the managers, officers, employees, agents and other representatives of the SPV to act at all times with respect to AG SPV consistently and in furtherance of the foregoing and in the best interests of AG SPV;

(xxiii) fail to comply with any of the covenants contained in this Section 9.2.3 or any other covenants contained in this Agreement shall not affect the status of the AG SPV as a separate legal entity.

(xxiv) (A) fail to incorporate the foregoing clauses (i) through (xxiii) into its organizational documents and (B) amend, modify or otherwise change its organizational documents with respect to the foregoing.

9.2.4 Distributions; Upstream Payments. Declare or make any Distributions, except Permitted Distributions when no Event of Default exists, or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution to Borrower, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 8.1.14.

9.2.5 Restricted Investments. Make any Restricted Investment.

9.2.6 Disposition of Assets. Sell, lease, license, consign, transfer or otherwise dispose of any Property of an Obligor or a Subsidiary of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease, except (a) a sale of Inventory in the Ordinary Course of Business; (b) as long as no Event of Default exists and all Net Proceeds are in cash and remitted to a Deposit Account of Borrower at Lender subject to a Deposit Account Control Agreement, a disposition of Property of an Obligor that is (i) a disposition of Equipment; or (ii) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (c) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens; (d) a transfer of Property by another Obligor to Borrower; (e) the use of cash in the ordinary course of its business; (f) the granting of Liens not prohibited under this Agreement; and (g) the conveyance of Property (other than Accounts and Goods) not otherwise permitted above; provided that, the aggregate book value of all such Property so conveyed in any Loan Year of Borrower under this clause (g) shall not exceed $1,000,000.

9.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business and (b) any loans or other advances to customers in the Ordinary Course of Business not to exceed $500,000 in the aggregate at any time.

9.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except to the extent expressly permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower shall certify to Lender, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied; provided that, failure to provide such notice shall not result in an Event of Default); (b) Term Debt, except (i) mandatory prepayments based on Excess Cash Flow (as defined in the Term Loan Agreement) to the extent required to be paid pursuant to Section 5.2.2(a) of the Term Loan Agreement, but only to the extent the Payment Conditions have been satisfied (and a Senior Officer of Borrower shall certify to Lender, not less than five Business Days prior to the date of payment, that all Payment Conditions have been satisfied; provided that, failure to provide such notice shall not result in an Event of Default), (ii) regularly scheduled payments of principal and interest on the Term Debt, (iii) fees and expenses payable to Term Agent and Term Lenders, (iv) mandatory prepayments based on “Equity Cure Contributions” (as defined in the Term Loan Agreement) to the extent required to be paid pursuant to Section 5.2.2(f) of the Term Loan Agreement, but only to the extent such “Equity Cure Contributions” are not Equity Cure Contributions pursuant to Section 9.3.2 of this Agreement, the proceeds of which are required to be applied to prepay outstanding principal under the Revolving Loan pursuant to Section 9.3.2 of this Agreement; and (v) other payments to the extent expressly permitted in the Intercreditor Agreement (including payments made pursuant to Section 4 of the Intercreditor Agreement); (c) the earn out payments owing pursuant to the Acquisition Agreement if at the time of such payment, the Payment Conditions are satisfied (and a Senior Officer of Borrower shall certify to Lender, not less than five Business Days prior to the date of payment, that all Payment Conditions have been satisfied; provided that, failure to provide such notice shall not result in an Event of Default), or (d) subject to clauses (a) and (b) above, any Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the written consent of Lender).

9.2.9 Fundamental Changes. Change its name (other than the name-change contemplated by subsection (a) of Exhibit F) the or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into Borrower.

9.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.

9.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except, with respect to Subsidiaries other than AG SPV, in connection with a transaction permitted under Section 9.2.9.

9.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrower and Subsidiaries.

9.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

9.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date and listed on Schedule 8.1.14; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

9.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

9.2.16 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

9.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; and (c) transactions with Affiliates in the Ordinary Course of Business (including those consummated prior to the Closing Date and shown on Schedule 9.2.17) so long as such transactions are upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

9.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

9.2.19 Amendments to Term Debt Documents and Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to (a) the Term Debt that is not expressly permitted under the Intercreditor Agreement or (b) any Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; or (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Borrower or Subsidiary, or that is otherwise materially adverse to Borrower, any Subsidiary or Lender.

9.2.20 Returns of Inventory; Affixed Equipment. Return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Event of Default or Overadvance exists or would result therefrom; (c) Lender is promptly notified if the aggregate Value of all Inventory returned in any calendar month exceeds $250,000; and (d) any payment received by Borrower for a return is promptly remitted to Lender for application to the Obligations. Borrower shall not permit any material Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

9.2.21 Acquisition, Sale and Maintenance of Inventory. Acquire or accept any Inventory on consignment or approval, and Borrower shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.

9.2.22 Management Fee. Pay any management fee, consulting fee, or similar fee to the Sponsors, any of its equity holders, or any Affiliate thereof, other than management and consulting fees paid to the Sponsors or their Affiliates pursuant to the Management Agreement as in effect on the date hereof, in an aggregate amount not exceeding $500,000 in any Fiscal Year; provided that, such fees may not be paid if an Event of Default exists or would result from the making of such payment.

9.3 Financial Covenants. As long as any Commitment or Obligations are outstanding, Borrower shall:

9.3.1 Fixed Charge Coverage Ratio. While a FCCR Trigger Period is in effect, maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.0 as of the end of each month, for the trailing twelve month period then ending, commencing with the most recent period for which financial statements were, or were required to be, delivered hereunder prior to the FCCR Trigger Period.

9.3.2 Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 10.1, in the event of any Event of Default under Section 10.1 that results from a breach of Section 9.3.1, and until the expiration of the tenth (10th) Business Day after the earlier of (x) the date of delivery by the Borrower of the financial statements required by Exhibit E (clause (b)) or (y) the date by which such financial statements are required to have been delivered (the “Equity Cure Period”), Parent or Sponsors may, as applicable, pursuant to written notice to the Lender prior to the receipt of such proceeds by Borrower or Parent, as applicable, issue equity interests in Borrower or Parent, as applicable, to its then existing equity investors in return for cash or otherwise receive a cash capital contribution from one or more of such Persons, and Borrower or Parent, as applicable, may apply the amount of the net proceeds therefrom to increase EBITDA with respect to such applicable Fiscal Quarter and in the calculation of EBITDA for any subsequent financial covenant tests including the Fiscal Quarter that includes the date of such contribution (the “Equity Cure Contributions”); provided that (i) any such proceeds received by Parent are contributed by Parent to Borrower, (ii) 100% of the net proceeds of such Equity Cure Contribution are applied to prepay in full all outstanding principal under the Revolving Loan, with any excess proceeds applied pursuant to Section 9.3.3 of the Term Debt Credit Agreement, (iii) in each four Fiscal Quarter period, no more than two Equity Cure Contributions shall be made, (iv) not more than four Equity Cure Contributions may be made during the term of this Agreement, and (v) the amount of any Equity Cure Contributions in any Fiscal Quarter shall be no greater than the amount required to cause Borrower to be in compliance with the applicable financial covenants as at the end of such Fiscal Quarter. The parties hereby acknowledge that this Section 9.3.2 may not be relied on for any other purposes and all Equity Cure Contributions shall be disregarded for all other purposes. If, after giving effect to the Equity Cure Contributions, Borrower shall then be in compliance with the terms of Section 9.3.1, Borrower shall be deemed to have satisfied the requirements of Section 9.3.1 on the relevant date of determination, and the applicable Event of Default shall automatically be deemed to have not occurred.

10.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

10.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Borrower fails to pay the Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) An Obligor breaches or fail to perform any covenant contained in Section 5.5, 5.7, 7.2, 9.1.1, 9.1.2 (but only as to the covenants described in (a), (b) and (c) of Exhibit D), 9.1.3, 9.1.4(d), 9.1.7, 9.1.10, 9.1.12, 9.1.13, or 9.2 or 9.3.1; provided that, solely with respect to a breach of Section 9.2.3, such breach or failure is not cured within 10 Business Days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner); provided further that, solely with respect to a breach of Section 9.3.1, such breach continues after the expiration of the applicable Equity Cure Period;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);

(f) Any breach or default of an Obligor occurs under (i) one or more Hedging Agreements in an aggregate principal amount exceeding $500,000 (the “obligations” of any Obligor in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (after giving effect to any netting agreements) that such Obligor would be required to pay if such Hedge Agreement were terminated at such time); or (ii) any documentation evidencing or executed in connection with the Term Debt or (iii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations or the Term Debt) in excess of $500,000, in each case, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $1,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Inventory if the amount not covered by insurance exceeds $500,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) (i) An Insolvency Proceeding is commenced by an Obligor; (ii) an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; (iii) a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or (iv) an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC that would reasonably be expected to result in a Material Adverse Effect, or an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure would reasonably be expected to result in a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan that would reasonably be expected to result in a Material Adverse Effect;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could cause or result in a Material Adverse Effect; or

(m) A Change of Control occurs.

10.2 Remedies upon Default. If an Event of Default described in Section 10.1(j) occurs w, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize their LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolver Loans; and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Lender may conduct sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

10.3 License. Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Borrower’s rights and interests under Intellectual Property shall inure to Lender’s benefit.

10.4 Setoff. At any time during the continuance of an Event of Default, Lender and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of offset) that such Person may have.

10.5 Remedies Cumulative; No Waiver.

10.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

10.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Except as set forth in this Agreement, any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.	MISCELLANEOUS

11.1 Amendments and Waivers.

11.1.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents and (b) Lender may only assign to an Eligible Assignee any of its rights and obligations under the Loan Documents (any other attempted transfer, assignment or participation by any party hereto shall be null and void). Nothing herein shall limit the right of Lender to pledge or assign any rights under the Loan Documents to secure obligations of Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release Lender from its obligations hereunder nor substitute such pledgee or assignee as a party hereto.

11.1.2 Amendments and Other Modifications. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document; provided, however, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement. Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.

11.1.3 Register. Lender, acting as a non-fiduciary agent of Borrower (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each assignment document evidencing an assignment of interests in the Loan Documents, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, Lender and any Eligible Assignee. Entries in the register shall be conclusive, absent manifest error, and Borrower and Lender shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Lender shall have no obligation to disclose any information in such register except to the extent necessary to establish that any Person’s interest is in registered form under the Code.

11.2 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Lender, or Lender’s designee, may, without notice and in either its or Obligors’ name, but at the cost and expense of Obligors:

(a) Endorse Obligors’ name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender’s possession or control; and

(b) During the continuance of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (iv) receive, open and dispose of mail addressed to Borrower, and notify postal authorities to deliver any such mail to an address designated by Lender; (v) use Obligors’ stationery and sign its name to verifications of Accounts and notices to Account Debtors; (vi) use information contained in any data processing, electronic or information systems relating to Collateral; (vii) make and adjust claims under insurance policies; and (viii) do all other things necessary to carry out the intent and purpose of this Agreement.

11.3 Indemnity. OBLIGORS SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

11.4 Notices and Communications.

11.4.1 Notice Address. Subject to Section 4.1.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 11.4. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Lender pursuant to Section 2.1.3, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

11.4.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of financial statements, Borrowing Base Certificates and other information required by Section 9.1.2, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.2. Lender make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

11.4.3 Platform. Borrowing Base information, reports, financial statements and other materials shall be delivered by Borrower pursuant to procedures approved by Lender, including electronic delivery (if possible) upon request by Lender to an electronic system maintained by it (“Platform”). Borrower shall notify Lender of each posting of reports or other information on the Platform. All information shall be deemed received by Lender only upon its receipt of such notice. The Platform is provided “as is” and “as available.” NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY LENDER WITH RESPECT TO THE PLATFORM. Lender does not warrant the adequacy or functioning of the Platform, and expressly disclaims liability for any issues involving the Platform. No Indemnitee shall have any liability to Borrower or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of any information over the internet.

11.4.4 Non-Conforming Communications. Lender may rely upon any communications purportedly given by or on behalf of Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of Borrower.

11.5 Performance of Obligors’ Obligations. Lender may, in its discretion at any time and from time to time, at Obligors’ expense, pay any amount or do any act required of Obligor under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

11.6 Credit Inquiries. Lender may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

11.7 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

11.8 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

11.9 Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

11.10 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

11.11 No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender. In connection with all aspects of each transaction contemplated by any Loan Document, each Obligor acknowledges and agrees that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan

Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their respective Affiliates, and have no obligation to disclose any of such interests to Obligors or their respective Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

11.12 Confidentiality. Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or its Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Lender may publish or disseminate general information concerning this credit facility, and may use Borrower’s logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business. Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Lender acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

11.13 [Reserved].

11.14 GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

11.15 Consent to Forum.

11.15.1 Forum. OBLIGORS HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK COUNTY, NEW YORK AND THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

11.15.2 Other Jurisdictions. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

11.15.3 Judicial Reference. If any action, litigation or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in such case (whether fact or law) and to report a statement of decision. Nothing in this Section shall limit the right of Lender to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to resort to judicial reference. At Lender’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

11.16 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Obligor may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.17 Patriot Act Notice. Lender hereby notifies Obligors that pursuant to the Patriot Act, Lender is required to obtain, verify and record information that identifies Obligors, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Each Obligor shall, promptly upon request, provide all documentation and other information as Lender may request from time to time in order to comply with any obligations under “know your customer,” anti-money laundering or other requirements of Applicable Law.

11.18 Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent the terms of this Agreement and the Intercreditor Agreement conflict, the terms of the Intercreditor Agreement shall control.

11.19 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

12.	GUARANTY

12.1 Unconditional Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations of each other party hereto. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds, (a) without set-off or counterclaim and (b) free and clear of and without deduction or withholding for or on account of any present and future Taxes and any conditions or restrictions resulting in Taxes and all penalties, interest and other payments on or in respect thereof (except for Excluded Taxes) (“Covered Tax” or “Covered Taxes”) unless Guarantor is compelled by law to make payment subject to such Covered Taxes.

12.2 Covered Taxes. All Covered Taxes in respect of this Guaranty or any amounts payable or paid under this Guaranty shall be paid by Guarantor when due and in any event prior to the date on which penalties attach thereto. Each Guarantor will indemnify Lender against and in respect of all such Covered Taxes. Without limiting the generality of the foregoing, if any Covered Taxes or amounts in respect thereof must be deducted or withheld from any amounts payable or paid by any Guarantor hereunder, such Guarantor shall pay such additional amounts as may be necessary to ensure that Lender receives a net amount equal to the full amount which it would have received had payment (including of any additional amounts payable under this Section 16.2) not been made subject to such Covered Taxes. Within thirty (30) days of each payment by any Guarantor hereunder of Covered Taxes or in respect of Covered Taxes, such Guarantor shall deliver to Lender satisfactory evidence (including originals, or certified copies, of all relevant receipts) that such Covered Taxes have been duly remitted to the appropriate authority or authorities.

12.3 Waivers of Notice, Demand, etc. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (iii) any requirement that Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Obligor, or any Person or any Collateral, (iv) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, (v) any defense arising by any lack of capacity or authority or any other defense of any Obligor or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Obligors and any defense that any other guarantee or security was or has to be obtained by Lender and (vi) any right to notice of, consent to, knowledge of and participation in any agreements relating to any such action or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of right that Lender has under this Agreement and waives any defenses of such Guarantor which might arise as a result of such actions.

12.4 No Invalidity, Irregularity, etc. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

12.5 Independent Liability. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Obligors, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Section 12, irrespective of whether any action is brought against any other Obligor or other Persons or whether any other Obligor or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Lender in favor of any Obligor or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Lender’s right to proceed in any other form of action or proceeding or against any other Person unless Lender has expressed any such waiver in writing. Without limiting the generality of the foregoing, no action or proceeding by Lender against any Obligor under any document evidencing or securing indebtedness of any Obligor to Lender shall diminish the liability of any Guarantor hereunder, except to the extent Lender receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Obligor.

12.6 Liability Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any other Loan Document, including any increase in the Obligations resulting from the extension of additional credit to Borrower or otherwise;

(b) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c) the failure of Lender to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person under the provisions of this Agreement or any other Loan Document or any other document or instrument executed an delivered in connection herewith or therewith;

(d) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Obligor to creditors of any Obligor other than any other Obligor;

(e) any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Obligor; and

(f) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Obligor or any other Person or party hereto or the Obligations or otherwise with respect to the Loans or any other financial accommodations to Borrowers pursuant to this Agreement and/or the other Loan Documents.

12.7 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, Lender may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

12.8 Continuing Effectiveness.

(g) This Guaranty herein contained shall continue to be effective or be automatically reinstated, as the case may be, if a claim is ever made upon Lender for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Obligor) or by reason of the Intercreditor Agreement; and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Lender for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(h) Lender shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(i) No Guarantor shall be entitled to claim against any present or future security held by Lender from any Person for Obligations in priority to or equally with any claim of Lender, or assert any claim for any liability of any Obligor to any Guarantor in priority to or equally with claims of Lender for Obligations, and no Guarantor shall be entitled to compete with Lender with respect to, or to advance any equal or prior claim to any security held by Lender for Obligations.

(j) If any Obligor makes any payment to Lender, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal, state, provincial or territorial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(k) Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by Lender, no Guarantor shall be entitled to be subrogated to any of the rights of Lender against the Borrower or any other Guarantor or any collateral security or guaranty or right of offset held by Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Secured Obligations shall not have been paid in full and the Commitments terminated, such amount shall be held by such Guarantor in trust for Lender, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Lender in the exact form received by such Guarantor (duly indorsed by such Guarantor to Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Lender may determine.

12.9 Enforcement. Upon the occurrence and during the continuance of any Event of Default, Lender shall, without notice to or demand upon any Obligor or any other Person, declare any obligations of each Guarantor hereunder immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor. The rights of Lender hereunder are in addition to other rights and remedies (including other rights of set-off) which Lender may have. Upon such declaration by Lender, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any other Obligor (the “Claims”), Lender shall have the full right on the part of Lender in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Lender and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money. Each Guarantor will receive as trustee for Lender and will pay to Lender forthwith upon receipt thereof any amounts which such Guarantor may receive from any Obligor on account of the Claims. Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes, other negotiable instruments or writings, except and in such event they shall either be made payable to Lender, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to Lender. Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

12.10 Statute of Limitations. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Obligor or others with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against Lender shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

12.11 Interest. All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to the Loans (without duplication of interest on the underlying Obligation).

12.12 Currency Conversion. Without limiting any other rights in this Agreement, if for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Guaranty or any other Loan Document it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which Lender would, on the relevant date at or about 12:00 p.m., be prepared to sell a similar amount of such currency in New York, New York against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, each Guarantor will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Guaranty or any other Loan Document in such other currency. Any additional amount due from Guarantor under this Section 12.12 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any of the other Loan Documents.

12.13 Acknowledgment. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Loan Documents. Each Guarantor has made an independent investigation of the Obligor and of the financial condition of the Obligors. Lender has not made and does not make representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Obligor, nor has Lender made any representations or warranties as to the amount or nature of the Obligations of any Obligor to which this Section 12 applies as specifically herein set forth, nor has Lender or any officer, agent or employee of Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

12.14 Continuing Effectiveness. The provisions of this Section 12 shall remain in effect until the payment in full in cash of all Obligations, the termination of all Commitments and termination of this Agreement.

12.15 Release. Notwithstanding anything else in the Loan Documents to the contrary, Lender may, in its sole discretion, upon written notice to the Borrower, release AG SPV as a Guarantor hereunder in the event that Lender reasonably determines that the status of AG SPV as a Guarantor hereunder could impair the bankruptcy remote nature of AG SPV from the other Obligors hereunder.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Laura K. Parrish
Name:	Laura Parrish
Title:	Vice President
Address:
901 Main Street
11th Floor, Mail Code: TX1-492-l1-23
Dallas, TX 75202
Attn: AG&M Portfolio Manager

[Signature Page to Loan and Security Agreement]

BORROWER:

G&M OPCO LLC

By:	/s/ Chris Zugaro
Name:	Chris Zugaro
Title:	Vice President
Address:	c/o Trive Capital
200 Crescent Court, Suite 1040
Dallas, TX 75201
Attn: Chris Zugaro

[Signature Page to Loan and Security Agreement]

AG HOLDCO (SPV) LLC

By:	/s/ Chris Zugaro
Name:	Chris Zugaro
Title:	Vice President
Address:
c/o Trive Capital
200 Crescent Court, Suite 1040
Dallas, TX 75201
Attn: Chris Zugaro

[Signature Page to Loan and Security Agreement]

SCHEDULE 8.1.4(a)

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Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of Borrower and Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares
G&M OpCo LLC	Delaware	Membership interests1	100% of the membership interests are issued.
AG Holdco (SPV) LLC	Delaware	Membership interests2	100% of the membership interests are issued.

2.	The record holders of Equity Interests of Borrower and its Subsidiaries are as follows:

Name	Class of Stock	Number of Shares	Record Owner
G&M OpCo LLC	Membership interests	100% Membership Interests3	TCFI G&M LLC
AG Holdco (SPV) LLC	Membership interests	100% Membership Interests4	G&M OpCo LLC

3.	All agreements binding on holders of Equity Interests of Borrower and Subsidiaries with respect to such interests are as follows:

1.	Limited Liability Company Agreement of G&M OpCo LLC

2.	Limited Liability Company Agreement of TCFI G&M LLC

3.	Limited Liability Company Agreement of AG Holdco (SPV) LLC

4.	Membership Interest and Supplier Rights Purchase Agreement, dated as of the Closing Date, by and between G&M OpCo LLC and Architectural Granite & Marble, LLC.

5.	Membership Interest Transfer Agreement, dated as of the Closing Date, between G&M OpCo LLC and AG Holdco (SPV) LLC.

4.	In the five years preceding the Closing Date, neither Borrower nor any Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:

Substantially all of the assets of the Borrower were purchased pursuant to that certain Asset Purchase Agreement dated as of June 2015 among the Borrower, Architectural Granite & Marble, LLC, Jack W. Seiders, Peggy A. Seiders, Jack Chadley Seiders, Chelsey S. Bryant, Luke W. Spiller, Rick E. Seiders, and Kelley M. Wilson.

5.	There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of Borrower or any Subsidiary, except:

None.

1	The membership interests are expressed as a percentage.
2	The membership interests are expressed as a percentage.
3	The membership interests are expressed as a percentage.
4	The membership interests are expressed as a percentage.

SCHEDULE 8.1.4(d)

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Loan and Security Agreement

Pledged Equity:

100% of the membership interests of AG Holdco (SPV) LLC.

SCHEDULE 8.1.10

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Loan and Security Agreement

BROKERAGE COMMISSION

None.

SCHEDULE 8.1.11

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Loan and Security Agreement

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Borrower’s and Subsidiaries’ patents:

Patent	Owner	Status in Patent Office	Federal Registration No.	Registration Date
N/A	N/A	N/A	N/A	N/A

2.	Borrower’s and Subsidiaries’ trademarks[5]:

Please see attached.

3.	Borrower’s and Subsidiaries’ copyrights[6]:

Copyright	Number	Date	Owner
AG&M Website (Screen Displays)	VAu001078181	5/11/2011	G&M OpCo LLC
AG&M Website (Source Code)	TXu001755102	5/9/2011	G&M OpCo LLC

4.	Borrower’s and Subsidiaries’ licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Licenses contained in the Company Agreement of Artisan SG, LLC, D/B/A THE ARTISAN GROUP, LLC dated as of September 30, 2007.

5	All trademarks, trademark applications, trade names and service marks listed in this schedule are being assigned to G&M OpCo LLC pursuant to that certain Intellectual Property Assignment dated June 23, 2015 by ARCHITECTURAL GRANITE & MARBLE, LLC, as assignor, and G&M OPCO LLC, as assignee.
6	The copyrights listed in this schedule are being assigned to G&M OpCo LLC pursuant to that certain Intellectual Property Assignment dated June 23, 2015 by ARCHITECTURAL GRANITE & MARBLE, LLC, as assignor, and G&M OPCO LLC, as assignee.

SCHEDULE 8.1.13

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Loan and Security Agreement

ENVIRONMENTAL MATTERS

None.

SCHEDULE 8.1.14

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Loan and Security Agreement

RESTRICTIVE AGREEMENTS

None.

SCHEDULE 8.1.15

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Loan and Security Agreement

LITIGATION

None.

SCHEDULE 8.1.17

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Loan and Security Agreement

PENSION PLAN DISCLOSURES

None.

SCHEDULE 9.1.9

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Loan and Security Agreement

DEPOSIT ACCOUNTS

Bank	Type of Account
Plains Capital Bank—Austin	main operating account
Suntrust Nashville	local acct, branch writes small checks from it (de minimis)
Suntrust Raleigh	local acct, branch writes small checks from it (de minimis)
Plains Capital Bank—Souza	inspector fees
Plains Capital Bank—Camacho	inspector fees
Plains Capital Bank—Credit Cards	credit card settlements
Plains Capital Bank—Payroll Acct	clearing acct for payroll
Kirkpatrick Bank	local acct, branch writes small checks from it (de minimis)
Chase Bank	local acct, branch writes small checks from it (does not receive accounts receivable)
Plains Capital Bank—Spicewood	deposits for Spicewood customers
Plains Capital Bank—San Antonio	local acct, branch writes small checks from it
Plains Capital Bank—Inspect Fees	inspector fees

SCHEDULE 9.1.10

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Loan and Security Agreement

BUSINESS LOCATIONS

1.	Chief Executive Office: 19012 Hwy 71 West, Spicewood, Austin, Texas Burnet County 78669

2.	Collateral Locations:

Location	Full Address	Facility Size (sq. ft.)	Principal Usage	Owned / Leased
Austin, TX	19012 Hwy 71 West, Spicewood, Austin, Texas Burnet County 78669	827,640	Office, Warehouse, Showroom and Storage	Leased

San Antonio, TX	3843 Stahl Road, San Antonio, Texas Bexar County 78217	12,300	Quorum Business Center and Metal Warehouse	Leased

Oklahoma City, OK	7317 N. Broadway Extension, Oklahoma City, Oklahoma County 73116	141,570	Showrooms, Office, Warehouse and Bulk Storage	Leased

Oklahoma City, OK	2 acres west of 7317 N. Broadway Extension, Oklahoma City, Oklahoma County 73116	87, 120	Bulk Storage of Materials	Leased

Nashville, TN	4200 Kenilwood, Nashville, Tennessee Davidson County 37204	12,750	Metal Warehouse and Bulk Storage	Leased

Raleigh, NC	2641 Noblin Road, Suite 104 Raleigh,	19,818	Office, Warehouse and Bulk Storage	Leased
	North Carolina Wake County 27604

Waco, TX	5506 Franklin Avenue Waco, TX 76710	Unknown	Inventory	Customer location

Hot Springs, AR	130 East Hwy 171 Hot Springs, AR 71913	Unknown	Inventory	Customer location

San Antonio, TX	18975 Marbach Lane #291 San Antonio, Texas 78266	Unknown	Inventory	Customer location

Norton Shores, MI	6274 Norton Center Drive Norton Shores, MI 49441	Unknown	Inventory	Customer location

Kent, WA	22445 76th Ave. S Kent, WA 98032	Unknown	Inventory	Customer location

Oswego, OR	6024 Jean Road Lake Oswego, OR 97035	Unknown	Inventory	Customer location

Greensboro, NC	3825 W. Market Street, Suite 200 Greensboro, NC 27407	Unknown	Inventory	Customer location

Cornelius, NC	18623 Northline Drive Cornelius, NC 28301	Unknown	Inventory	Customer location

Knoxville, TN	7216 Ball Camp Pike Knoxville, TN 37931	Unknown	Inventory	Customer location

Nashville, TN	90 Oceanside Drive Nashville, TN 37204	Unknown	Inventory	Customer location

Austin, TX	13240 Pond Springs Road Austin, TX 78729	Unknown	Inventory	Customer location

Bridgewater, MA	75 Hale St. Bridgewater, MA 02324	Unknown	Inventory	Customer location

Englewood, CO	2195 S. Raritan Street Englewood, CO 80110	Unknown	Inventory	Customer location

Omaha, NE	10325 J Street Omaha, NE 68127	Unknown	Inventory	Customer location

Suffolk, VA	1004 Obici Indus Blvd., PO Box 4029 Suffolk, VA 23439	Unknown	Inventory	Customer location

Houston, TX	11850 Hempstead Hwy., Ste. 230 Houston, TX 77092	Unknown	Inventory	Customer location

Youngsville, NC	104 Jeffrey Way Youngsville, NC 27596	Unknown	Inventory	Customer location

Farmersville, TX	1995 E. Hwy. 380 Farmersville, TX 75442	Unknown	Inventory	Customer location

Decatur, GA	246 Rio Circle Decatur, GA 30030	Unknown	Inventory	Customer location

Cleveland, OH	4031 W. 150th Street Cleveland, OH 44135	Unknown	Inventory	Customer location

Tulsa, OK	9421 E. 54th Street Tulsa, OK 74145	Unknown	Inventory	Customer location

Fairfield, CA	2100 Huntington Drive Fairfield, CA 94533	Unknown	Inventory	Customer location

Hastings, MN	515 Spiral Boulevard Hastings, MN 55033	Unknown	Inventory	Customer location

Easton, MD	505 South Street Easton, MD 21601	Unknown	Inventory	Customer location

Albuquerque, NM	4741 Pan American NE, Albuquerque, NM, 87107	Unknown	Inventory	Customer location

Abilene, TX	2364 Butternut St, Abilene, TX 79602-5832	Unknown	Inventory	Customer location

Amarillo, TX	2700 S. Osage Amarillo, TX 79103	Unknown	Inventory	Customer location

Ridge, TX	18630 Goll Street Garden Ridge, TX 78266	Unknown	Inventory	Customer location

West Santa Rosa, FL	5161 C Highway 98 West Santa Rosa, FL 32459	Unknown	Inventory	Customer location

3.	No Collateral is located outside the United States, except as follows:

Saskatoon, SK Canada	2209 Speers Ave. Saskatoon, SK Canada S7L5X6	Unknown	Inventory	Customer location

SCHEDULE 9.2.2

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Loan and Security Agreement

EXISTING LIENS

None.

SCHEDULE 9.2.17

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Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS

None.

EXHIBIT A

COMPLIANCE CERTIFICATE

In accordance with the terms of the Loan and Security Agreement dated June 23, 2015 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”) by and between G&M Opco LLC (“Borrower”) and Bank of America, N.A., I hereby certify that:

1. I am the [President] [Chief Financial Officer] of Borrower;

2. The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3. No Default (as defined in the Loan Documents) or any event which, upon the giving of notice or passing of time or both, would constitute such a Default, has occurred.

4. Borrower is in compliance with the financial covenant set forth in Section 9.3.1 of the Loan Agreement, as demonstrated by the calculations contained in Schedule I, attached hereto and made a part hereof.

5. The Applicable Margin level is Level    , based upon the Leverage Ratio as of the end of the most recently ended Fiscal Quarter, as calculated on Schedule I, attached hereto and made a part hereof.

G&M OPCO LLC, as Borrower

By:

Name:
Title:

EXHIBIT B

CONDITIONS PRECEDENT

(a) Each Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Lender shall have made all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Lender that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Lender shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Lender.

(d) Lender shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 8 are true and correct in all material respects (without duplication of any materiality qualifier therein); (iv) no litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against any Obligor or Target which could, in the opinion of Lender (as determined in its Permitted Discretion), have a Material Adverse Effect on the Collateral, Borrower or Target, if determined adversely to the interests of Borrower or Target (as applicable); and (v) Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e) Lender shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) Lender shall have received a written opinion of Haynes & Boone, LLP, as well any local counsel to Borrower or Lender, in form and substance satisfactory to Lender.

(g) Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h) Lender shall have received copies of policies and certificates of insurance for the insurance policies carried by Borrower, together with lender loss payable and additional insured endorsements in favor of Lender, all in compliance with the Loan Documents.

(i) Lender shall have completed its business, financial and legal due diligence of Obligors, including all audits, a roll-forward of its previous field examination, and appraisals of Borrower’s Inventory, in each case, with results satisfactory to Lender. No material adverse change in the financial condition of Target or any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2014.

(j) Borrower shall have paid all fees and expenses to be paid to Lender on the Closing Date.

(k) Lender shall have received a Borrowing Base Certificate prepared as of June 22, 2015. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrower of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $3,000,000.

(l) The Acquisition shall have closed on terms and conditions acceptable to Lender and Lender shall be satisfied with the corporate, capital and ownership structures of the Obligors after giving effect to the Acquisition. Borrower shall have received all consents necessary to permit the effectuation of the transactions contemplated by the Acquisition, this Agreement and the Term Loan Agreement and Lender shall have received such consents and waivers of such Persons as Lender shall deem necessary in its Permitted Discretion. The Acquisition Documents shall be in full force and effect and Lender shall have received fully executed copies of the Acquisition Documents, each of which shall be certified by a duly authorized officer of Borrower as being true, correct and complete.

(m) Concurrently with the initial credit extensions made hereunder, Borrower shall have entered into the Term Loan Agreement, which shall provide for senior secured term loans of up to $19,000,000, and such agreements shall be in full force and effect and Lender shall have received a fully executed copy of the Term Loan Agreement and the other Term Debt Documents, each of which shall be certified by a duly authorized officer of Borrower as being true, correct and complete.

(n) Lender shall have received (i) a pro forma balance sheet of Borrower giving pro forma effect to the Acquisition, which balance sheet shall be in form and substance reasonably satisfactory to Lender in its Permitted Discretion and shall reflect no material changes from the pro forma balance sheet of Borrower delivered to Lender on April 30, 2015 (ii) financial projections of Borrower, giving pro forma effect to the Acquisition, evidencing Borrower’s ability to comply to the financial covenants set forth in Section 9.3 hereof, (iii) interim financial statements for Borrower for the period(s) ended April 30, 2015 and if available, May 31, 2015 and (iv) a quality of earnings report prepared by Sprock Capital Advisory LLC, all of which shall be in form and substance reasonably satisfactory to Lender in its Permitted Discretion.

EXHIBIT C

FEES

(a) Unused Line Fee. Borrower shall pay to Lender a fee equal to the applicable Unused Line Fee Rate times the amount by which the average daily Revolver Commitment exceeds the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

(b) LC Facility Fees. Borrower shall pay to Lender (i) a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (ii) a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (iii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (i) shall be increased by 2% per annum.

(c) Closing Fee. On the Closing Date, Borrower shall pay to Lender a closing fee.

EXHIBIT D

FINANCIAL REPORTING

As long as any Commitment or Obligations are outstanding, Borrower shall, and shall cause each Subsidiary to furnish to Lender:

(a) as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrower and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower and acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Lender;

(b) as soon as available, and in any event within 30 days (45 days for each month ending on or before September 30, 2015) after the end of each month (but within 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrower and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Lender while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrower by its accountants in connection with such financial statements;

(e) not later than 30 days after the end of each Fiscal Year, projections of Borrower’s consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month and for the following three Fiscal Years, year by year;

(f) not later than 10 days prior to the end of each month, a listing of Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Lender;

(g) promptly after the sending or filing thereof, copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i) such other reports and information (financial or otherwise) as Lender may reasonably request from time to time in connection with any Collateral or Borrower’s, any of its Subsidiaries’ or other Obligor’s financial condition or business (provided, however, such reports and information shall not include any board minutes or management notes of Borrower or any other Obligor); and

(j) as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor (if any), in form and substance satisfactory to Lender.

EXHIBIT E

COLLATERAL REPORTING

(a) By the 20th day of each month, Borrower shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the immediately previous month, and at such other times as Lender may request (the Borrowing Base Certificate shall be delivered weekly by the third day of the following week prepared as of the close of business on the last Business Day of the immediately previous week during any Accelerated Reporting Trigger Period). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer, provided that Lender may from time to time review and adjust any such calculation to the extent the calculation is not made in accordance with this Agreement. Notwithstanding the foregoing and anything contained in this Agreement to the contrary, at any time and from time to time during the period between required deliveries of Borrowing Base Certificates, Borrower may deliver an interim Borrowing Base Certificate to Lender and the Borrowing Base as calculated therein shall for all purposes be the Borrowing Base and such interim Borrowing Base Certificate shall for all purposes constitute the then applicable Borrowing Base Certificate until the next scheduled Borrowing Base Certificate or interim Borrowing Base Certificate is delivered.

(b) Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection, reconciliation and other reports in form satisfactory to Lender, on such periodic basis as Lender may request. Borrower shall also provide to Lender, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address (if requested during the continuance of an Event of Default), amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request (the aged trial balance of Accounts shall be delivered weekly by the third day of the following week prepared as of the close of business on the last Business Day of the immediately previous week, during any Accelerated Reporting Trigger Period). If Accounts in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Borrower shall notify Lender of such occurrence promptly (and in any event within three Business Days) after Borrower has knowledge thereof; provided, however, the foregoing shall not apply to circumstances where Lender itself has determined the ineligibility of any portion of such formerly Eligible Accounts.

(c) Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Lender inventory and reconciliation reports in form satisfactory to Lender, on or before the 20th day of each month (or weekly by the third day of the following week prepared as of the close of business on the last Business Day of the immediately previous week, during any Accelerated Reporting Trigger Period). Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request. Lender may participate in and observe each physical count.

EXHIBIT F

POST CLOSING

(a)	On the Closing Date, deliver evidence to Lender, in form and substance satisfactory to Lender, that (i) Target has changed its name from “Architectural Granite & Marble, LLC” to a name that is satisfactory to Borrower by filing a certificate of amendment to its certificate of formation with the Delaware Secretary of State and (ii) Borrower has changed its name from G&M Opco LLC to Architectural Granite & Marble, LLC by filing a certificate of amendment to its certificate of formation with the Delaware Secretary of State (the “Specified Name Change”)

(b)	Within 2 days following the Closing Date, deliver to Lender (i) evidence that Borrower has updated all account information with Plains Capital Bank (in form and substance satisfactory to Plains Capital Bank and Lender) to evidence the Acquisition and the Specified Name Change and (ii) a fully executed copy of a Deposit Account Control Agreement, in form and substance satisfactory to Lender and duly executed by Plains Capital Bank, Borrower and Term Agent, with respect to the following deposit accounts maintained at Plains Capital Bank: 4100041450, 4100042060, 4100033895, 4100011776, 4100025354.

(c)	Within 3 days following the Closing Date, deliver to Term Agent (i) an original fully executed Copyright Security Agreement, duly executed by Borrower and (ii) the original membership interest certificate evidencing Borrower’s equity interest in SPV together with a transfer power duly executed in blank, in each case, in form and substance satisfactory to Term Agent.

(d)	Within 5 days following the Closing Date, deliver evidence, in form and substance satisfactory to Lender, that a UCC financing statement has been properly filed with the office of the appropriate Secretary of State office naming Florida Bath & Surfaces Inc. as debtor and Borrower as secured party and assigned to Lender.

(e)	Within 15 days following the Closing Date, deliver (i) a lender loss payable endorsement with respect to the Borrower’s property insurance, (ii) an additional insured endorsement with respect to the Borrower’s liability insurance and (iii) an endorsement providing for thirty (30) days’ notice of cancellation of all insurance policies, in each case, duly endorsed to Lender and in form and substance reasonably satisfactory to Lender.

(f)	Within 30 days following the Closing Date, deliver to Lender an endorsement in favor of Lender, in form and substance satisfactory to Lender, to (i) the Promissory Note by Majestic Marble and Glass Company in favor of Architectural Granite & Marble, Ltd., dated November 18, 2014 in the amount of $250,000.00 and (ii) the Guaranty Agreement by Bruce Battle and William D. Cox in favor of Architectural Granite & Marble, Ltd., dated November 18, 2014.

(g)	Within 30 days following the Closing Date, deliver a fully executed Collateral Assignment of Business Interruption Insurance Proceeds, duly executed by each of the parties named therein.

(h)	Within 30 days following the Closing Date, deliver evidence, in form and substance satisfactory to Lender, that Borrower has duly perfected its consignment interest in all Consigned Inventory and the cash and non-cash proceeds thereof by (i) obtaining UCC-3 assignments from Target in respect of each UCC financing statement filed by Target as of the Closing Date to perfect its purchase money security interest in Consigned Inventory and (b) following the Specified Name Change, amending such UCC financing statements to reflect the Borrower’s name change and name Lender as an assignee thereunder.

(i)	Within 60 days following the Closing Date, close each Deposit Account of Borrower which is not at Lender (other than accounts permitted under the parenthetical in the first sentence of Section 9.1.9).

(j)	Within 60 days following the Closing Date, maintain all lockbox arrangements with Lender as required by Section 5.5.

(k)	Within 60 days following the Closing Date, deliver fully executed Imported Goods Agreements duly executed by each of the Borrower’s customs broker or freight forwarder.

(l)	Within 60 days following the Closing Date, deliver fully executed Lien Waivers for the following locations:

Entity	Address	Landlord
Borrower	19012 Hwy 71 West, Spicewood, Austin, Texas Burnet County, 78669	AG&M Bee Creek Investments, Ltd.

Borrower	3843 Stahl Road, San Antonio, Texas Bexar County 78217	AG&M San Antonio Investments, Ltd.

Borrower	7317 N. Broadway Extension, Oklahoma City, Oklahoma, Oklahoma County 73116	Chrisscott II, L.L.C.

Borrower	Approx. 2 acres west of the space at 7317 N. Broadway Extension, Oklahoma City, Oklahoma, Oklahoma County 73116	Carson & Shdeed, L.L.C.

Borrower	4250 Kenilwood, Nashville, Tennessee, Davidson County 37204	Kenilwood Properties, LLC

Borrower	2641 Noblin Road, Suite 104 Raleigh, North Carolina, Wake County 27604	Chaucer Investments, LLC